As filed with the Securities and Exchange Commission on September 29, 2011

Registration No. 333-173528

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Pre-Effective Amendment No. 2

to

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Transamerica Advisors Life Insurance Company

(Exact name of Registrant as specified in its charter)

Arkansas	6311	91-1325756
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Copy to:

Darin D. Smith, Esq.

Division General Counsel and Vice President, Annuity Products & Services

Transamerica Advisors Life Insurance Company

4333 Edgewood Rd., N.E.

Mail Stop 4280

Cedar Rapids, IA 52499

(319) 355-8330

Frederick R. Bellamy, Esq. Sutherland Asbill & Brennan LLP 1275 Pennsylvania Avenue, N.W. Washington, DC 20004-2415 (202) 383-0126

(Name, Address, Including Zip Code, and Telephone Number,

Including Area Code, of Agent for Service)

Transamerica Advisors Life Insurance Company

Service Center

4333 Edgewood Road, N.E.

Cedar Rapids, IA 52499

(800) 535-5549

(Address, including zip code, and telephone number, including area code, of

Registrant’s principal executive offices)

Approximate date of commencement of proposed sale to the public: Continuously on and after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “ accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One)

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Certificates issued pursuant to Master Contingent Fixed Annuity Contract	N/A	N/A	$50,000,000*	$5,805**

*	The proposed maximum aggregate offering price is estimated solely for the purposes of determining the registration fee. The amount to be registered and the proposed maximum offering price per unit are not applicable since these securities are not issued in predetermined amounts or units.
**	The registration fee was paid with the initial filing of this registration statement.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Prospectus Dated             , 2011

GROUP FIXED CONTINGENT ANNUITY CONTRACT

ISSUED BY

TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY

4333 Edgewood Road, N.E.

Cedar Rapids, Iowa 52499-0001

Phone: (800) 535-5549

This prospectus describes the group fixed contingent annuity (the “Contract”) issued by Transamerica Advisors Life Insurance Company (the “TALIC”) to [NAME OF CONTRACT OWNER], the Group Contract Holder.

A certificate (the “Certificate”) is offered to investors, including beneficial owners of a custodial individual retirement account (“IRA”), who have purchased shares (the “Covered Assets”) of certain specified investments (the “Eligible Assets”) and hold all of those shares (the “Covered Asset Pool”) in an account (“Account”) at an approved financial institution (“Financial Institution”). An investor who purchases a Certificate is referred to as a “Certificate Owner.”

The Certificate will provide guaranteed “benefit payments” over the life of the Certificate Owner (and spouse if under a joint life Certificate) (a “Covered Person”) if the Covered Asset Pool is depleted, subject to certain conditions specified in the Contract and Certificate. Prospective purchasers of the Certificate may complete an enrollment form to purchase a Certificate through Transamerica Capital, Inc. (“TCI”), the principal underwriter for the Certificates. TALIC has entered into a distribution agreement with TCI in order to offer the Certificate to purchasers of the Eligible Assets. TCI is not obligated to sell any specific number or dollar amount of Certificates. TCI is obligated only to use its best efforts to sell the Certificate.

This prospectus provides important information that a prospective purchaser of the Contract or a Certificate Owner should know before investing. Please retain this prospectus for future reference.

IMPORTANT NOTICES

•	The Contract and Certificate involve certain risks. See “Section 3 - Risk Factors” on page 13.

•	The Contract and Certificate have no cash value, surrender value or death benefit.

•	The Contract and Certificate are not bank deposits, are not FDIC insured, and are not insured or endorsed by a bank or any government agency.

•	The Contract and Certificate do not guarantee Covered Asset performance and do not guarantee against a loss of principal in your Covered Asset Pool.

•	A Certificate will terminate and no benefit payments will be made if an Excess Withdrawal reduces the Coverage Base or Coverage Amount to zero.

•	A Certificate will terminate and no benefit payments will be made if the Certificate Fee is not paid.

•	A Certificate will terminate and no benefit payments will be made if the Covered Asset Pool composition requirements are not met.

•	An Excess Withdrawal can significantly reduce the benefits of the Certificate.

•	The Certificate Fee can increase (subject to a maximum).

•

Neither the U.S. Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of the securities described in this prospectus or passed on the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

•

The Contract and Certificate are novel and innovative. While the Internal Revenue Service has recently issued favorable private letter rulings concerning products similar to the Certificate issued by other insurance companies, these rulings are not binding on the Internal Revenue Service with respect to the Certificate. You should consult a tax advisor before you purchase a Certificate. Please see the “Tax Considerations” section of the prospectus for more information.

•	The Certificate may not be available in every state. This prospectus does not constitute an offering in any jurisdiction in which such offering may not be lawfully made.

[The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.]

SECTION 1 - CAPSULE SUMMARY

Introduction

This section provides a summary of the Certificate. This summary is intended to provide a basic overview of what the Certificate is and how it functions. To fully understand the Certificate, you should read the entire prospectus, including “Section 3 – Risk Factors”, and read the Contract and Certificate.

Preliminary Note Regarding Terms Used in this Prospectus

Certain terms used in this prospectus have specific and important meanings. The meaning of such terms generally is explained the first time they are used in this prospectus. Definitions of these terms may also be found in the subsection “Definitions” under Section 9 – Additional Information.

In addition, as you read the prospectus, please be aware of the following terminology:

•	“We,” “us,” “our,” “TALIC,” and the “Company” may be used interchangeably and refer to Transamerica Advisors Life Insurance Company.

•	“You,” and “your” may be used interchangeably and refer to the Certificate Owner.

The Certificate

The Certificate is offered to investors who have purchased shares (“Covered Assets”) of certain specified investments (the “Eligible Assets”) and hold all of those shares (the “Covered Asset Pool”) in an Account at a Financial Institution. The Certificate is available in connection with Accounts established outside of any retirement plan (“Nonqualified Account”) or held pursuant to an IRA (“Qualified Account”). As of the effective date of this prospectus, there are 80 Eligible Assets, which are listed in Appendix A. In the future, we may add new investments or remove existing investments from the list of Eligible Assets.

The assets in your Account must be invested at all times in accordance with the composition requirements to be covered by the Certificate. To comply with the composition requirements, your assets in an Account (i) must be allocated exclusively to Eligible Assets, and (ii) must be invested in accordance with Investment Profile parameters that TALIC specifies. If the composition requirements change, you will be provided with written notice at least thirty (30) days before the change. You may be required to reallocate your investments in order to conform to the updated composition requirements within thirty (30) days of the date of the notice. If you do not make this required transfer within the prescribed time period, the Certificate will terminate and no benefits will be paid.

The Certificate is designed to protect investors who are concerned that, either because of Withdrawals (other than Excess Withdrawals), sub-par or poor market performance, or both, their Covered Asset Pool may be depleted during their lifetime. The Certificate has no cash value, surrender value or death benefit. In other words, the Contract and the Certificate provide a form of insurance against outliving your assets. The Certificate is intended for long-term investment purposes.

You may purchase the Certificate through individuals who have been appointed by us as insurance agents who are registered representatives.

Subject to certain conditions, the Certificate will provide guaranteed benefit payments over the life of a Covered Person (defined in Definitions, below) if and when the “Insured Event” occurs. The Insured Event, defined below, generally is the depletion of the Covered Asset Pool during the lifetime of the Covered Person other than by an Excess Withdrawal. As described in more detail further below, an Excess Withdrawal occurs when you withdraw more than the Coverage Amount in one Certificate Year (or the Additional Coverage Amount in any calendar year). Excess Withdrawals may significantly reduce, and may even terminate, the benefits offered by the Certificate. In other words, in order to enjoy the full benefits and protections offered by the Certificate, you will be limited in the amount of your assets you may withdraw from the Covered Asset Pool in any given year.

You may purchase the Certificate when you first invest in the Eligible Assets or at any time thereafter. You generally must have at least $100,000 in Covered Assets. At the time you purchase the Certificate, your age (and the age of your spouse, under a joint life Certificate) must be between 45 and 90. For joint life Certificates, if the Certificate is purchased in connection with a Qualified Account, the difference between your age and your spouse’s age cannot be more than 10 years.

The Certificate does not provide a guarantee that the value of your Covered Asset Pool will not decline due to Withdrawals or sub-par or poor investment performance, or that your Covered Asset Pool will remain steady or grow. Instead, the Certificate provides a guarantee that, under certain specified conditions, and regardless of the investment performance of the Covered Asset Pool and regardless of how long you live, you will be able to receive a guaranteed level of annual income for life (and the life of your spouse, under a joint life Certificate). This income comes first in the form of Withdrawals you take from your Covered Asset Pool, and when that is exhausted, from guaranteed benefit payments that we pay to you.

Note: There are three important dates to keep in mind relevant to the operation of the Certificate:

(1)	The Certificate Date: The date on which we issue the Certificate to the Certificate Owner.

(2)	Lock-In Date: The date the initial Coverage Amount is set. The Certificate Owner sets the Lock-In Date.

(3)	The Insured Event: The date on which the value of the Covered Asset Pool is reduced to zero by other than an Excess Withdrawal.

Covered Asset Pool Composition Requirements

Your Account and the Covered Asset Pool belong to you (or the trustee or custodian for your IRA). We have no ownership or control over them. Through your Account, you may make additional Contributions to the Covered Asset Pool or make Withdrawals from or transfers among Covered Assets by redeeming Covered Assets at your discretion (subject to applicable tax requirements). However, in order for the Certificate to remain in force, you must comply at all times with the composition requirements described in this prospectus (see subsection “Covered Asset Pool Composition Requirements” under Section 4 – Description of the Certificate). You are responsible for monitoring and rebalancing your Account in order to maintain compliance with the composition requirements. The Covered Asset Pool composition requirements are designed to manage the risk that we will be required to make benefit payments to you under the Certificate. The Eligible Assets for your Covered Asset Pool as of the effective date of this prospectus are described under “Section 5 – Eligible Assets”.

Coverage Base

The Coverage Base is an amount we use to calculate your initial Coverage Amount. The Coverage Base is not available as a cash value. On the “Certificate Date,” the Coverage Base is set equal to the value of the Certificate Owner’s Covered Asset Pool. However, the Coverage Base is not the same as the Covered Asset Pool.

Thereafter, before the Lock-In Date, the Coverage Base is increased by any Subsequent Contributions to the Certificate Owner’s Covered Asset Pool and is decreased for any Withdrawals. Subsequent Contributions are permitted until the Lock-In Date. After the Lock-In Date, Subsequent Contributions are no longer permitted. The sum of the initial Contribution and any subsequent Contributions may not exceed the Maximum Total Contributions of $1 million without our prior approval. Subsequent Contributions do not include dividends or other distributions reinvested in the Covered Asset Pool.

Please note that dividends, capital gains, and other distributions from the Covered Assets that are reinvested in the Covered Asset Pool will not be treated as Contributions. If they are not reinvested, they will be treated as Withdrawals.

On each Certificate Anniversary before the Lock-In Date, the Certificate Owner’s Coverage Base will be the greatest of: 1) the current Coverage Base; 2) the value of the Certificate Owner’s Covered Asset Pool on the Certificate Anniversary; or 3) if there have been no withdrawals during the preceding Certificate Year, the value of the Certificate Owner’s Covered Asset Pool as of any Quarterversary during the immediately preceding Certificate Year. If the Certificate Owner’s Coverage Base increases pursuant to 2 or 3, we will treat the increase as an automatic step-up. The Certificate Fee Percentages may increase due to an automatic step-up of the Coverage Base (unless the step-up is rejected by the Certificate Owner). The Certificate Fee Percentage will never exceed the maximum shown in the Fee Table.

After the Lock-In Date the Coverage Base is no longer relevant and will not be calculated thereafter.

For additional information on increases and decreases in the Coverage Base, see the sections entitled “Coverage Base Increases” and “Coverage Base Decreases” in Section  4 below.

Coverage Percentage

The “Coverage Percentage” is the factor that the “Coverage Base” is multiplied by to determine the “Coverage Amount”. The Coverage Percentage is determined by (i) the Annuitant’s attained age (age at last birthday) (or for a joint life certificate, the age of the younger spouse) at the Lock-In Date, and (ii) the current 10-year United States Treasury Bond yield.

After the Lock-In Date, the Coverage Percentage may only vary from year-to-year based upon changes in the 10-year United States Treasury Bond yield. The Coverage Percentage ranges from 4-8% – See Section 4 “Coverage Percentage”.

Because the Coverage Percentage is determined, in part, by the attained age of the Annuitant when the Lock-In Date is set, and the Coverage Percentage increases as attained age increases, the longer you wait to set the Lock-In Date, the higher your Coverage Amount may be. On the other hand, the longer you wait to set the Lock-In Date, the less time you have to benefit from the guarantee because of decreasing life expectancy as you age.

Coverage Amount

The “Coverage Amount” is the amount of lifetime fixed annuity payments we guarantee to pay you each year should your Covered Asset Pool be depleted in accordance with the conditions described in this prospectus and specified in the Certificate. These are referred to as “benefit payments.” Under a joint life Certificate, we guarantee that we will make these payments until the later of your death or the death of your spouse. Before your Covered Asset Pool is depleted, the Coverage Amount is also the maximum amount that you may withdraw in one Certificate Year without causing an Excess Withdrawal – see Section 4 “Withdrawals”.

The Coverage Amount is initially calculated when the coverage provided under a Certificate begins by multiplying the “Coverage Percentage” by the “Coverage Base.” Under certain circumstances, after the Lock-In Date, an Additional Coverage Amount will also apply for Certificates issued in connection with Qualified Accounts, because of minimum distribution requirements under the Internal Revenue Code.

After the Lock-In Date but before the Insured Event, the Coverage Amount is calculated on each Certificate Anniversary. On each Certificate Anniversary after the Lock-In Date, the Certificate Owner’s Coverage Amount will be the greater of: 1) the current Coverage Amount; or 2) the current value of the Covered Asset Pool on the Certificate Anniversary multiplied by the current Coverage Percentage as determined by the Annuitant’s attained age (age at last birthday) (or for a joint life Certificate, the age of the younger Spouse) at the Lock-In Date and the current 10-year United States Treasury Bond Yield. If the Certificate Owner’s Coverage Amount increases pursuant to 2, we will treat the increase as an automatic step-up.

For additional information on increases and decreases in the Coverage Amount, see the sections entitled “Coverage Amount Increases” and “Coverage Amount Decreases” below.

Please note that prior to the Lock-In Date, the Coverage Amount is equal to zero. Withdrawals that you make above the Coverage Amount in any Certificate Year (including any withdrawals before the Lock-In Date) have the potential to significantly decrease and even terminate the benefits provided by the Certificate. The effects of Withdrawals are described in the “Coverage Base” section above.

Payment of Benefits: Insured Event

No benefits are paid until the “Insured Event” occurs and other conditions are met. The depletion of the value of your Covered Asset Pool to zero by other than an Excess Withdrawal is the “Insured Event.” If the Insured Event occurs and all of the following are true, then you will be entitled to “benefit payments” under the Certificate:

(1) The Certificate is in force;

(2) The Lock-In Date has been established;

(3) The Certificate Owner (or his or her spouse under a joint life Certificate) is alive;

(4) The Coverage Amount is greater than zero; and

(5) All fees due the Company are paid.

If the above are true, then we will pay you the Coverage Amount each Certificate Year (after the Certificate Year in which the Insured Event occurs, for which we pay any remaining Coverage Amount). These benefit payments may be divided into monthly (or other periodic) payments, as elected by you and agreed to by us, and will be paid to you until your death (or the death of your spouse, if later, under a joint life Certificate).

Benefit payment to you are generally taxable as ordinary income. You should consult a tax advisor as to the tax treatment of benefit payments under the Certificate. For additional information regarding the tax treatment of benefit payments under your Certificate please see subsections “nonqualified Certificates” and “Qualified Certificates” under Section 7 – Tax Considerations.

Certificate Fee

The Certificate Fee (i.e., the fee you pay for the Certificate) will be calculated and due on the Certificate Date and thereafter at each Quarterversary and paid from a separate cash account you are required to establish with the Financial Institution. If we do not receive the Certificate Fee as of the due date, we will send you at least two notices of the deficiency within 45 days. If the required Certificate Fee is not paid within 60 days of the due date, then the Certificate will terminate and no benefits will be paid.

In general terms, the Certificate Fee is an annual percentage, the “Certificate Fee Percentage” (see table below), times the value of your Covered Asset Pool on the Calculation Date. Approximately one-fourth of this fee is due and payable each quarter.

The Certificate Fee Percentage will vary based on the Certificate Owner’s Investment Profile on the Calculation Date. The greater the percentage of assets in the Certificate Owner’s Covered Asset Pool that are allocated outside of the Core Fixed category (see subsection “Certificate Fee” under Section 4 – Description of the Certificate and “Section 5 – Eligible Assets”), the higher the Certificate Fee Percentage. – e.g., Profile A has less than 50% of Covered Assets allocated outside of the Core Fixed category, and Profile D has up to 80% of Covered Assets allocated outside of the Core Fixed category.

Investment Profile	Initial Certificate Fee Percentage	Maximum Certificate Fee Percentage
Profile A	1.00%	1.75%
Profile B	1.15%	1.90%
Profile C	1.35%	2.10%
Profile D	1.75%	2.50%

The Certificate Fee Percentages will be reduced by at least 0.05% for net contributions of $500,000 and above.

We may adjust the Certificate Fee in the event of a Covered Asset Transfer, refer to Section 4 “Certificate Fee Adjustment for Transfers.” In addition, if Subsequent Contributions are made to or Excess Withdrawals taken from a Certificate Owner’s Covered Asset Pool during a Certificate quarter, we may adjust the Certificate Fee as described below in Section 4 “Certificate Fee Adjustment for Transfers” and “Certificate Fee Adjustment for Contributions.”

Beginning on the first Certificate Anniversary, the Certificate Fee Percentage may increase (or decrease) due to and at the time of an automatic step-up. However, the Certificate Fee Percentage will not exceed the Maximum Certificate Fee Percentage shown in the table above.

The Certificate Fees described above are in addition to:

•

any charges that are imposed in connection with advisory and other services or charges (including sales loads or brokerage commissions) imposed by (or in connection with) the Covered Assets in which you are invested; and

•	any fees that apply if your Certificate is used with an IRA.

Free Look Period

After you purchase and receive the Certificate, you are given a “Free Look Period” of 30 calendar days. If you provide written notice of cancellation within 30 days after receiving the Certificate (or such longer period that your state may require), the Certificate will terminate and no benefits will be paid.

SECTION 2 - HOW YOUR CERTIFICATE WORKS: “THE BASICS”

Certificate Date to Lock-In Date	Lock-In Date to Insured Event	After Insured Event

•     Invest in Eligible Assets

•     Initial Coverage Base established

¡    On Certificate Date = value of Covered Asset Pool

¡    Thereafter, adjusted for any Subsequent Contributions and withdrawals

¡    Can increase to reflect investment performance (automatic step-ups)

•     Composition requirements apply

•     Coverage Amount = $0

•     Certificate Fee

¡    due and payable quarterly

¡    may increase due to a step-up

•     Any withdrawal or transfer from Covered Asset Pool before Lock-In Date is an Excess Withdrawal. Note: Excess Withdrawals may cause the benefit to terminate

•     If not reinvested, dividends, capital gains, or other distributions from Covered Assets treated as withdrawals

•     Maximum Total Contributions may not exceed $1 million without our prior approval

•     Lock-In Date selected by Certificate Owner (at least age 60)

•     Initial Coverage Amount established

¡    Coverage Base multiplied by applicable Coverage Percentage (based on Annuitant’s age on the Lock-In-Date and 10-year U.S. Treasury. Bond Yield)

¡     Can increase to reflect investment performance (automatic step-ups)

•     Annual withdrawals up to Coverage Amount (including any Additional Coverage Amount) do not decrease future benefits. Any withdrawal decreases the Covered Asset Pool

•     Excess Withdrawals reduce future benefits (Coverage Amount) and may cause the benefit to terminate

•     Subsequent Contributions are not permitted

•     Certificate Fee due and payable, and may increase due to a step-up

•     Composition requirements apply

•     If not reinvested, dividends, capital gains, or other distributions from Covered Assets treated as withdrawals

•     Insured Event: Covered Asset Pool depleted (= $0) by other than Excess Withdrawal; other conditions apply

•     Fixed annuity benefit payments begin. Annuity benefit payments correspond to the Coverage Amount as of the Insured Event.

•     Fixed annuity benefit payments last for life

•     Certificate Fee will cease

**	The chart above is a very brief summary that is qualified in its entirety by the more detailed disclosure elsewhere in this prospectus, and in the Contract and Certificate.

SECTION 3 - RISK FACTORS

It is important for you to understand the following risk factors before purchasing the Certificate, in order to determine whether the Certificate is suited to your needs and goals.

You may never receive the benefits available under the Certificate, because the Covered Asset Pool may perform well enough that it is never reduced to zero.

The Certificate includes several restrictions, including restrictions on what investments are Eligible Assets (and other composition requirements) and on the amount of Withdrawals you may make without reducing your Coverage Base. There is a significant chance that your Covered Asset Pool will perform well enough that it will never be reduced to zero by other than an Excess Withdrawal. The Covered Asset Pool composition requirements are designed to manage the risk that we will be required to make benefit payments to you and therefore the likelihood that the Insured Event will occur and that we make benefit payments to you under the Certificate may be small. (Note: any Withdrawals you make are redemptions of the assets in your Account, and are not “benefit payments” from us. The ability to make Withdrawals as discussed in this prospectus should not be viewed as a benefit under the Certificate.)

The point in time when you begin taking Withdrawals from your Covered Asset Pool may impact any benefit payments you may receive under the Certificate. The longer you wait to set the Lock-In Date and start making Withdrawals from your Covered Asset Pool, the less likely you will benefit from your Certificate’s guarantee, because of decreasing life expectancy as you age. You also will be paying for a benefit you are not using. On the other hand, the longer you wait to set the Lock-In Date, the more opportunities you will have to make additional Contributions or lock in any appreciation of your Covered Asset Pool through the operation of the automatic re-set or “step-up” that may occur on each Certificate Anniversary. You should, of course, carefully consider when to set the Lock-In Date and begin making Withdrawals, but there is a risk that you will not begin making Withdrawals at the most financially beneficial time for you.

You should also remember that Certificate Fees are due beginning on the Certificate Date, even if you do not begin taking Withdrawals from your Covered Asset Pool for many years, or ever, and whether or not we pay you any benefit payments. If you choose never to take Withdrawals, and/or if you never receive any benefit payments, you will not receive a refund of the Certificate Fees you have paid.

You may die before the Covered Asset Pool is reduced to zero.

If you (or you and your spouse under a joint life Certificate) die before the Covered Asset Pool is reduced to zero, neither you nor your estate will ever receive any benefit payments under the Certificate. The Certificate does not have any cash value, surrender value, or provide a death benefit. Furthermore, even if you begin to receive benefit payments, you may die before receiving an amount equal to or greater than the amount you have paid in Certificate Fees.

The Covered Asset Pool may be depleted before the Lock-In Date is set or may be set.

The value of the Covered Asset Pool decreases each time you make a withdrawal. The Covered Asset Pool may also decrease based on “market fluctuations”, i.e. changes in the value of the Eligible Asset(s) held in the Covered Asset Pool. Additionally, there are certain fees and charges associated with the Eligible Assets, which may reduce the value of the Covered Asset Pool. These fees may include management fees, distribution fees, acquired fund fees and expenses, redemption fees, exchange fees, advisory fees, administrative fees, sales loads and commissions.

Any withdrawal before the Lock-In Date is an Excess Withdrawal. If the Covered Asset Pool is reduced to zero prior to the Lock-In Date being set, the certificate will terminate without value and no benefits will be paid.

You may make Excess Withdrawals, which will reduce and may even terminate the benefits available under the Certificate.

Due to the long-term nature of the Certificate guarantee, there is a risk that you may encounter a personal financial situation in which you need to make Withdrawals before the Lock-In Date or after the Lock-In Date but in excess of the Coverage Amount. Any Withdrawal before the Lock-In Date is an Excess Withdrawal. Any transfer out of the Covered Asset Pool (including amounts transferred from the Covered Asset Pool to fund the cash account for the purpose of paying the Certificate Fee) is considered a Withdrawal for purposes of the Certificate and may lead to an Excess Withdrawal. Please note that an Excess Withdrawal will reduce the Coverage Base or Coverage Amount available each year before the Insured Event. Such Excess Withdrawals will reduce your Coverage Base or Coverage Amount (by an amount that could be substantially more than the actual dollar amount of the Withdrawal), which in turn will reduce the amount of, or even eliminate, any future benefit payments that you would otherwise receive. If you make an Excess Withdrawal, we will not provide you with advance notification regarding the repercussions of the Withdrawal. Dividends and capital gains that are distributed and not reinvested are considered withdrawals, and may cause an excess withdrawal, particularly when realized before the lock-in date.

Also, please keep in mind that for any Withdrawal that you make from your Account, federal and state income taxes will apply and a 10% federal tax penalty may apply if you have not yet reached age 59 1/2.

You may cancel the Certificate prior to a severe market downturn.

Once you have cancelled the Certificate, our obligation to make benefit payments to you will cease. If you happen to cancel your Certificate prior to a severe market downturn, you will not receive any benefit payments, even if your previously covered investments are reduced to zero by other than an Excess Withdrawal.

We may cancel the Certificate and make no benefit payments if assets in your Account fail to meet the Covered Asset Pool composition requirements, or if you do not provide us with information necessary to monitor the composition of your Account.

The assets in your Account must be invested at all times in accordance with the composition requirements to be covered by the Certificate. To comply with the composition requirements, your assets in an Account (i) must be allocated exclusively to Eligible Assets, and (ii) must be invested in accordance with Investment Profile parameters that TALIC specifies. The Investment Profile parameters limit the minimum and maximum percentages of Covered Asset Pool value that may be invested in certain asset class categories.

We may change the composition requirements at any time upon 30 days advance notice. In addition, your Covered Asset Pool may shift out of compliance with the composition requirements for other reasons beyond your control, including, without limitation, market fluctuations, failure of your Financial Institution or financial professional to make certain Eligible Assets available with your Account, or failure of your financial professional to maintain your Account in compliance with the composition requirements.

You are responsible for monitoring and rebalancing your Account in order to maintain compliance with the composition requirements. Your Certificate will terminate and TALIC will make no benefit payments if you fail to reallocate Eligible Assets to comply with the composition requirements within 7 business days (from the date TALIC sends notice of non-compliance).

In addition, your Certificate will terminate and we will make no benefit payments if your Financial Institution, the Third-Party Administrator or you do not provide or give us access to the information or data necessary to monitor the composition of your Account.

We may change the Eligible Assets and you may have to move your assets or the Certificate may be terminated.

We may change the Eligible Assets at any time. Please note that if we remove an investment from the list of Eligible Assets, you must re-allocate any value in that investment to a then Eligible Asset within 30 days of the date of noncompliance, or your Certificate will be terminated and no benefits will be paid. In addition, complying with the Covered Asset Pool composition requirements in the event of a change in Eligible Assets may lead to higher fees and may also have adverse tax implications.

The Certificate Fee Percentage may change solely as a result of market fluctuations

The Certificate Fee Percentage is based on your Investment Profile on the Calculation Date. The Investment Profiles with a higher percentage of assets allocated to Eligible Assets outside of the Core Fixed Category have a higher Certificate Fee Percentage. Because your Investment Profile may change for no reason other than market fluctuations, your Certificate Fee Percentage also may increase for no reason other than market fluctuations.

We may cancel the Certificate if the Certificate Fee is not paid.

If we do not receive the Certificate Fee within 60 days of the due date, the Certificate will terminate and no benefits will be paid.

We may remove a Financial Institution from our list of approved Financial Institutions and you may have to move your Account to an approved Financial Institution or the Certificate may be terminated.

We may remove a Financial Institution from our list of approved Financial Institutions at any time. Please note that if we remove a Financial Institution from our list of approved Financial Institutions, you must move your Account to an approved Financial Institution within 15 business days of the date we send notice of noncompliance, or your Certificate will terminate and no benefits will be paid.

In addition, your Certificate will terminate and no benefits will be paid if the Financial Institution is the custodian or sponsor of your IRA, and that custodian/sponsor discontinues its services and is not replaced by a successor custodian/sponsor.

The Coverage Percentage is partly determined by the 10-year United States Treasury Bond Yield. There is risk that the 10-year United States Treasury Bond Yield may decrease.

Because the Coverage Percentage is determined in part by the current 10-year United States Treasury Bond Yield (10-year US Bond Yield), there is risk that the 10-year US Bond Yield may be lower at the time you Lock-In the Coverage Amount. Therefore, the longer you wait to set the Lock-In Date, the greater the opportunity that the 10-year US Bond Yield may decrease and result in a lower Coverage Percentage.

Your investments may grow better if you are not subject to the Certificate’s Covered Asset Pool composition requirements.

The Certificate limits your investment choices.

Only certain funds may be available under the Certificate. As of the effective date of this prospectus, there are 80 Eligible Assets. The Eligible Assets may be managed in a more conservative fashion than other investments available to you. If you do not purchase the Certificate, it is possible that you may purchase other investments (such as other mutual funds) that experience higher growth or lower losses, depending on the market, than the Eligible Assets experience. You should consult with your financial representative to assist you in determining whether the Eligible Assets are suited for your financial needs and risk tolerance. If you reallocate or transfer the investments in your Account so that you are no longer invested in the Eligible Assets in accordance with the composition requirements, we will terminate your Certificate and no benefits will be paid.

Your receipt of any benefits under the Certificate is subject to our financial strength and claims paying ability.

The Certificate is not a separate account product. This means that the assets supporting the Certificate are not held in a segregated account for the exclusive benefit of Certificate Owners. Rather, we will make benefit payments under the Certificate from our general account, which is not insulated from the claims of other policyholders and our third party creditors. Therefore, your receipt of payments from us is subject to our claims paying ability. You cannot seek enforcement of the guarantee against any other party. You may obtain information on our financial condition by reviewing Form 10-K, which is the Annual Report we file with the Securities and Exchange Commission pursuant to Sections 13 and 15(d) of the Securities Exchange Act of 1934. For further information, refer to “Section 8 - Transamerica Advisors Life Insurance Company”.

Your payment of the Certificate Fee from an IRA Account may have tax consequences and affect the benefits provided under your Certificate.

Your Certificate Fee and IRA fees are paid from assets in your IRA. If your IRA Account balance is not sufficient to pay your total Certificate Fee and IRA fees, and you must liquidate Covered Assets to pay (all or a portion of) your total Certificate Fee and IRA fees, then some or all of that payment may be an Excess Withdrawal and your Certificate will terminate unless you are permitted to (and do) make additional contributions to your IRA.

A divorce could significantly impact the benefits of the Certificate.

If (i) you have purchased a single or joint life Certificate; (ii) you and your spouse divorce; and (iii) ownership of your Account is transferred or split (either by a settlement agreement or a court-issued divorce decree), then you must immediately notify us in writing and provide the information that we require. See subsection “Divorce” in Section 4 – Description of the Certificate.

You should be aware of the various regulatory protections that do and do not apply to the Certificate.

Your Certificate is registered in accordance with the Securities Act of 1933. The issuance and sale of your Certificate must be conducted in accordance with the requirements of the Securities Act of 1933. We are also subject to applicable periodic reporting requirements and other requirements imposed by the Securities Exchange Act of 1934. However, we are not an investment advisor and do not provide investment advice to you in connection with the Certificate or your Account. We also are not an investment company and therefore we are not registered under the Investment Company Act of 1940, as amended, and the protections provided by the Investment Company Act of 1940 are not applicable with respect to your Certificate.

SECTION 4 - DESCRIPTION OF THE CERTIFICATE

Introduction to the Certificate

The Certificate is available in connection with Accounts held outside any formal retirement arrangement (Nonqualified Account). The Certificate is also available in connection with Accounts held under an IRA (Qualified Account). The Certificate is not available in connection with Accounts held under any other type of retirement plan.

The Certificate is issued pursuant to the terms of a group fixed contingent annuity contract issued by TALIC to the Group Contract Holder. The word “contingent” indicates that you will not receive any benefits under the Certificate unless certain events take place (the “Insured Event”), and these events may or may not occur. The word “fixed” indicates that we will make benefit payments, if any, in a fixed amount.

The Certificate is offered to individuals who have purchased Eligible Assets and hold their Covered Asset Pool in an Account with a Financial Institution. You must be a member of the discretionary group associated with the Group Contract Holder in order to be eligible to purchase a Certificate. Please refer to Appendix A for the list of Eligible Assets as of the effective date of this prospectus. In the future, we may add new Eligible Assets or remove existing Eligible Assets.

The Certificate is designed to protect investors who are concerned that, either because of Withdrawals (other than Excess Withdrawals), sub-par or poor market performance, or both, their Covered Asset Pool may be depleted during their lifetime. In other words, the Contract and the Certificate provide a form of insurance against outliving your assets.

Under the Certificate, you agree that you will pay the Certificate Fee to us on a quarterly basis, and you agree to comply with the Covered Asset Pool composition requirements under the Certificate. We agree that, if you comply with the conditions of the Contract and Certificate, we will make fixed and guaranteed benefit payments to you on a monthly (or other periodic) basis for the remainder of your life (and, under a joint life Certificate, your spouse’s life) if your Covered Asset Pool is reduced to zero by other than an Excess Withdrawal.

Note: There are three important dates to keep in mind relevant to the operation of the Certificate:

(1)	The Certificate Date: The date on which we issue the Certificate to the Certificate Owner. On the Certificate Date the Coverage Base is set equal to the value of the Certificate Owner’s Covered Asset Pool.

(2)	Lock-In Date: The date initial Coverage Amount is set. The Certificate Owner sets the Lock-In Date. The Lock-In Date may be no earlier than the date the Certificate Owner (or if joint life coverage is selected, the date the younger spouse) attain(s) age 60. All withdrawals prior to the Lock-In Date are considered Excess Withdrawals.

(3)	The Insured Event: The date on which the value of the Covered Asset Pool is reduced to zero by other than an Excess Withdrawal. The Insured Event must occur,

and other conditions must be met, before benefit payments will be paid under the Certificate.

Purchasing the Certificate

You may purchase the Certificate when you first purchase Eligible Assets or at any time thereafter. On the date you purchase the Certificate, all of the following must be true:

•

The value of the Covered Asset Pool held in your Account must be at least $100,000 and not more than $1 million (see “Coverage Base Increases” below). Cumulative Contributions in excess of $1 million per Covered Person must be pre-approved by Us. You must comply with the applicable Covered Asset Pool composition requirements.

•	The Covered Person (or both Covered Persons under a joint life Certificate) must be between ages 45 and 90. We may require due proof of age before issuing the Certificate.

To purchase the Certificate, you must complete an enrollment form. Enrollment forms are available through registered representatives. Your enrollment form is subject to our approval. We may refuse to issue a Certificate at any time in our sole discretion. We may discontinue offering the Certificate at any time.

If your application is accepted and the Certificate is issued, then you are given a Free Look Period during which you may cancel the Certificate. The Free Look Period begins upon receipt of the Certificate and ends 30 calendar days thereafter (or such longer period that your state may require). To cancel the Certificate during the Free Look Period, you must provide the Company with written notice within the 30 day period.

Covered Asset Pool Composition Requirements

The assets in your Account must be invested at all times in accordance with the composition requirements to be covered by the Certificate. You are responsible for monitoring and rebalancing your Account in order to maintain compliance with the composition requirements. Your Certificate will terminate and no benefits will be paid if the assets in your Account do not comply with the composition requirements.

To comply with the composition requirements, your assets in the Account (i) must be allocated exclusively to Eligible Assets, and (ii) must be invested in accordance with specified Investment Profile parameters. (i.e., the composition requirement percentages). The Eligible Assets include mutual funds, including exchange traded funds or “ETFs” selected by us. As of the effective date of this prospectus, there are 80 Eligible Assets. A list of Eligible Assets as of the effective date of this prospectus appears in Appendix A. We cannot and do not guarantee that any of the Eligible Assets will always be available for investment, and we reserve the right to make changes in the array of Eligible Assets available for investment. A complete list of Eligible Assets will be available on our website www.transamericaannuities.com and can be obtained from the registered representative who sold you the Certificate.

We have divided the Eligible Assets into asset class categories. The Investment Profile parameters limit the minimum and maximum percentage of Covered Asset Pool value that may be invested in certain asset class categories (such as equity funds and fixed-income funds). Currently, the Investment Profile parameters for each asset class category are as follows:

Asset Classes	Category	Minimum	Maximum
	Core Fixed	20%	100%
	Core Equity	0%	80%
	International	0%	25%
	Small/Mid Cap	0%	10%
	Alternative	0%	5%

We have no ownership or control over your Account. You are responsible for maintaining compliance with the composition requirements at all times. You may allocate your Contributions to any Eligible Assets or make transfers among Eligible Assets provided that your selections comply with the current composition requirements. When deciding how to allocate your money among Eligible Assets, remember that the Certificate Fee will depend on your Investment Profile associated with your allocation to Eligible Assets in the Core Equity, International, Small/Mid Cap and Alternative categories, and your Investment Profile may change because of market fluctuations or investments, Withdrawals or transfers you make in Eligible Assets. The Investment Profiles are described in detail in subsection “Certificate Fee” under Section 4 – Description of the Certificate. Your Certificate Fee will be affected if your Covered Asset Pool shifts to a different Investment Profile, due to investment performance (i.e., market fluctuations) or otherwise. You should consult with your financial professional regarding portfolio rebalancing and other strategies to monitor your Account and maintain continuous compliance with the composition requirements and your desired Investment Profile.

We may, in our sole discretion, change the composition requirements at any time. For example, we may add, modify, replace or delete Eligible Assets, categories, and/or Investment Profile parameters from time to time. If the composition requirements change, you will be provided with written notice at least thirty (30) days before the change. You may be required to reallocate your investments in order to conform to the updated composition requirements. There may be tax consequences associated with any reallocations you make to your Account. Note: New Eligible Assets may have higher fees and charges and different investment objectives/strategies than any removed Eligible Asset(s).

If at any time we notify a Certificate Owner that we have removed an investment from the list of Eligible Assets that is part of the Certificate Owner’s Covered Asset Pool, the Certificate Owner must transfer any value in that investment to another then Eligible Asset within thirty (30) days of the date of the notice. If the Certificate Owner fails to make this required transfer within the prescribed time period, the Certificate will terminate and no benefits will be paid.

If at any time the composition of your Covered Asset Pool does not meet the composition requirements, we may send written notice to your address in our records (and to your representative) of the non-compliance. If we send you and your representative a notice of non-compliance, the notice will indicate the current composition of your Covered Asset Pool and the required composition of your Covered Asset Pool. You will have seven (7) business days from the date notice of non-compliance is sent to reallocate your Covered Asset Pool so that the composition requirements are met. If the composition requirements are not met by the end of the seven business day period, your Certificate will be terminated and no benefits will be paid.

The composition requirements are designed to manage the risk that we will be required to make benefit payments to you under the Certificate. We evaluate the composition requirements periodically (typically quarterly) to determine whether the composition requirements continue to meet our risk profile with respect to our obligations under the Certificates. We also evaluate each of the Eligible Assets to assess if each Eligible Asset continues to fit within its designated category, and meet our requirements to qualify as an Eligible Asset. In reviewing the composition requirements (which includes considering changes to the list of Eligible Assets) we consider a variety of risk factors, including, without limitation:

•	market volatility;
•	current risks associated with each category;
•	composition, risk, volatility, expenses, and performance of the Eligible Assets;
•	the extent to which there are available hedging derivatives with direct correlation to the Eligible Assets; and
•	the liquidity and cost of derivatives needed to hedge against investment risks.

Note: There is always the risk that your Covered Asset Pool may shift out of compliance with the composition requirements for reasons beyond your control, such as market fluctuations. In addition, your Financial Institution and your financial professional may impact your ability to comply with the composition requirements. For example, your Financial Institution or financial professional could have investment requirements that conflict with the composition requirements, your Financial Institution or your financial professional may cease making certain Eligible Assets available with your Account, your Financial Institution or your financial professional may not make new Eligible Assets available with your Account, or your financial professional may fail to maintain your Account in compliance with the composition requirements. In any of these circumstances, your Certificate will terminate seven (7) business days from the date notice of non-compliance is sent and no benefits will be paid if the composition requirements are not met.

Coverage Base

It is important to remember that the Coverage Base is used only in calculating your initial Coverage Amount. It is not, and should not be thought of as, a cash value of the Certificate; the Certificate has no cash value, and the Coverage Base cannot be withdrawn (although it may increase or decrease; see below). It also is not a guarantee of the value of any assets held within your Account. After we calculate your initial Coverage Amount, the Coverage Base is no longer relevant.

On the Certificate Date, the Coverage Base is set equal to the value of the Certificate Owner’s Covered Asset Pool.

Example 1:

Assume that you purchase the Certificate and at that time, you have $100,000 invested in the Covered Asset Pool through your Account. Your initial Coverage Base on the Certificate Date is $100,000.

Coverage Base Increases

The Coverage Base will increase in two circumstances:

First, each time you make a Contribution to the Covered Asset Pool (up to a maximum of $1 million in aggregate Contributions unless approved by Us), your Coverage Base is immediately increased by the amount of the Contribution. For these purposes, the value of the Covered Asset Pool upon purchase of the Certificate is considered to be a Contribution. Contributions are permitted until the Lock-In Date. After the Lock-In Date, Contributions will no longer be permitted. IRA contributions are subject to limitations under the Code.

Second, on each Certificate Anniversary prior to the Lock-In Date, the Certificate Owner’s Coverage Base will be the greatest of: 1) the current Coverage Base; 2) the value of the Certificate Owner’s Covered Asset Pool on the Certificate Anniversary; or 3) if there have been no Withdrawals during the preceding Certificate Year, the value of the Certificate Owner’s Covered Asset Pool as of any Quarterversary during the immediately preceding Certificate Year. If the Certificate Owner’s Coverage Base increases pursuant to 2 or 3, we will treat the increase as an automatic step-up. The Certificate Fee Percentages may be changed due to an automatic step-up of the Coverage Base unless the Certificate Owner rejects the automatic step-up in accordance with the terms of the Contract and Certificate. The Certificate Fee Percentage will never exceed the maximum shown in the Fee Table (see “Certificate Fee Table” under subsection “Certificate Fee”). This feature does not require the termination of the existing Certificate. The Certificate will continue with the same Certificate Date and features. In the event a Certificate Anniversary or a Quarterversary occurs on a day that is not a Valuation Day, for purposes of the step-up calculation, we will use the applicable value of the Certificate Owner’s Covered Asset Pool on the next Valuation Day.

Note: After we calculate your initial Coverage Amount at the Lock-In Date, the Coverage Base is no longer relevant.

The value of the Covered Asset Pool is the value of the total pool of Covered Assets held in the Certificate Owner’s Account with a Financial Institution. The value of the Covered Asset Pool increases each time you make a Contribution and decreases each time you make a Withdrawal. The Covered Asset Pool value may also increase or decrease based on “market fluctuations,” i.e. changes in the value of the fund shares held in the Covered Asset Pool.

Example 2:

Assume that your Coverage Base and Covered Asset Pool are both $100,000, and that you then make a Contribution of $25,000. Upon making the Contribution, your Coverage Base and your Covered Asset Pool will increase to $125,000.

Assume that on the next Certificate Anniversary, the value of your Covered Asset Pool has decreased to $120,000, due to market declines. Your Coverage Base will remain $125,000.

Assume that during the following Certificate Year, your Covered Asset Pool is still at $120,000 and you make a Contribution of $5,000. Your Coverage Base will increase to $130,000, even though your Covered Asset Pool will increase only to $125,000.

Assume that on the following Certificate Anniversary, your Covered Asset Pool has increased to $135,000 due to market gains and that this value represents the highest value of the prior three Quarterversaries. Your Coverage Base will increase to $135,000.

Assume that on the following Certificate Anniversary, your Covered Asset Pool is still at $135,000 and that the value of your Covered Asset Pool during one of the Quarterversaries during the immediately preceding Certificate Year was $140,000. Your Coverage Base will increase to $140,000.

The sum of the initial Contribution and any subsequent Contributions may not exceed the Maximum Total Contributions of $1 million without our prior approval (i.e., the Coverage Base will be limited to $1 million in aggregate Contributions; any amounts inadvertently accepted in excess of this amount, and any appreciation thereon, will not be included in the Coverage Base). Note that the Coverage Base could exceed $1 million if the excess is due to appreciation in the value of the Covered Asset Pool.

Please note that, for joint life Certificates, the $1 million limit remains the same; it is not increased by the additional person. Also, if you own multiple Certificates, a single $1 million limit will apply across all of your Certificates. For example, if you and your spouse purchase a joint life Certificate with an initial Covered Asset Pool of $500,000, then (1) you can contribute an additional $500,000 to be covered by the existing joint life Certificate; OR (2) you or your spouse can purchase a second joint life Certificate that will have a $500,000 limit on Contributions. However, you could also purchase two single life Certificates, one for you and one for your spouse, each with a $1 million limit on Contributions.

Coverage Base Decreases

Your Coverage Base will decrease whenever you make an Excess Withdrawal prior to the Lock-In Date. Prior to the Lock-In Date, an Excess Withdrawal is the full amount of any Withdrawal (because the Coverage Amount is zero before the Lock-In Date). Dividends and capital gains and other distributions not reinvested in the Covered Asset Pool are considered withdrawals and as a result, the Coverage Base will be adjusted accordingly. An Excess Withdrawal prior to the Lock-In Date will reduce the Coverage Base by the greater of (1) the Excess Withdrawal amount, or (2) a pro rata amount in proportion to the reduction in the value of the Covered Asset Pool.

More specifically, prior to the Lock-In Date an Excess Withdrawal will reduce the Coverage Base by the greater of (1) or (2), where:

(1)	is the Excess Withdrawal amount; and

(2)	is the result of A multiplied by C and divided by B

    A X C

B

Where:	A =	the Excess Withdrawal amount;
	B =	the value of the Covered Asset Pool before the Excess Withdrawal; and
	C =	the Coverage Base prior to the Withdrawal.

Example 3:

Assume, before the Lock-In Date, that your Coverage Base is $100,000, and that the value of your Covered Asset Pool is $90,000 on the withdrawal date. Assume that you withdraw $1,000 in a Certificate Year. Because your Coverage Amount is zero, you have made an Excess Withdrawal of $1,000.

The Excess Withdrawal ($1,000) multiplied by the Coverage Base before the Excess Withdrawal ($100,000), and then divided by the value of the Covered Asset Pool ($90,000):

($1,000 x $100,000)	= $1,111.11
($90,000)

$1111.11 is greater than the Excess Withdrawal of $1,000. Therefore, the Coverage Base will be reduced by $1111.11. The new Coverage Base will be $98,888.89.

After the Lock-In Date, an Excess Withdrawal occurs if you withdraw more than the Coverage Amount in any Certificate Year, except that withdrawals of any Additional Coverage Amount in any calendar year will not be considered an Excess Withdrawal. Excess Withdrawals after the Lock-In Date will decrease your Coverage Amount. The effects of Excess Withdrawals on the Coverage Amount are described in the section above entitled “Coverage Amount Decreases”.

Note that if you choose to pay the Certificate Fee from your Covered Asset Pool or make a transfer from your Covered Asset Pool to fund the separate cash account in order to pay the Certificate Fee, it will be considered a Withdrawal for purposes of calculating the Coverage Base and the Coverage Amount.

Coverage Percentage

The Coverage Percentage is determined by the Annuitant’s attained age (age at last birthday) (or for a joint life Certificate, the age of the younger Spouse) at the Lock-In Date (as set by you) and the current 10-year United States Treasury Bond Yield. After the Lock-In Date, the Coverage Percentage may only vary from year-to-year based upon changes in the 10-year United States Treasury Bond Yield. For example, if the Annuitant under a single life Certificate is age 65 at the Lock-In Date and the current 10-year United States Treasury Bond Yield is 4.25%, the Coverage Percentage is 4%. If, at the next Certificate Anniversary, the United States Treasury Bond Yield is 4.6%, the Coverage Percentage is 4.5%. Because the Coverage Percentage is determined, in part, by the attained age of the Annuitant when the Lock-In Date is set, and the Coverage Percentage increases as attained age increases, the longer you wait to set the Lock-In Date, the higher your Coverage Amount may be. On the other hand, the longer you wait to set the Lock-In Date, the less time you have to benefit from the guarantee because of decreasing life expectancy as you age

The Coverage Percentages are shown in the table below. Until the Lock-In Date, the Coverage Percentage will be zero.

Certificate Owner Coverage Percentages

(Single Life Certificate)

Age of Covered Person At Lock-In Date (If joint life coverage, age of younger joint life at Lock-In Date)	10-Year United States Treasury Bond Yield
	0.00% to 4.49%	4.50% to 4.99%	5.00% to 5.49%	5.50% to 6.99%	7.00% +
60	4.0%	4.0%	4.5%	5.0%	5.5%
61	4.0%	4.1%	4.6%	5.1%	5.6%
62	4.0%	4.2%	4.7%	5.2%	5.7%
63	4.0%	4.3%	4.8%	5.3%	5.8%
64	4.0%	4.4%	4.9%	5.4%	5.9%
65	4.0%	4.5%	5.0%	5.5%	6.0%
66	4.1%	4.6%	5.1%	5.6%	6.1%
67	4.2%	4.7%	5.2%	5.7%	6.2%
68	4.3%	4.8%	5.3%	5.8%	6.3%
69	4.4%	4.9%	5.4%	5.9%	6.4%
70	4.5%	5.0%	5.5%	6.0%	6.5%
71	4.6%	5.1%	5.6%	6.1%	6.6%
72	4.7%	5.2%	5.7%	6.2%	6.7%
73	4.8%	5.3%	5.8%	6.3%	6.8%
74	4.9%	5.4%	5.9%	6.4%	6.9%
75	5.0%	5.5%	6.0%	6.5%	7.0%
76	5.1%	5.6%	6.1%	6.6%	7.1%
77	5.2%	5.7%	6.2%	6.7%	7.2%
78	5.3%	5.8%	6.3%	6.8%	7.3%
79	5.4%	5.9%	6.4%	6.9%	7.4%
80	5.5%	6.0%	6.5%	7.0%	7.5%
81	5.6%	6.1%	6.6%	7.1%	7.6%
82	5.7%	6.2%	6.7%	7.2%	7.7%
83	5.8%	6.3%	6.8%	7.3%	7.8%
84	5.9%	6.4%	6.9%	7.4%	7.9%
85 +	6.0%	6.5%	7.0%	7.5%	8.0%

The Coverage Percentages shown in the table above are for single life Certificates. If coverage is for joint lives, each of the Coverage Percentages will be 0.5% lower than for a single life Certificate. For example, if the applicable Coverage Percentage for single-life coverage (in the table above) is 6.0%, then the corresponding Coverage Percentage for joint-life coverage is 5.5%.

The 10-year United States Treasury Bond Yield will be determined as the closing yield as quoted by Bloomberg.com.

Coverage Amount

The Coverage Amount is the amount you can withdraw each Certificate Year from the Covered Asset Pool without causing an Excess Withdrawal. Prior to the Lock-In Date, the Coverage Amount is zero (this means that any Withdrawals before the Lock-In Date are Excess Withdrawals). Any transfer out of the Covered Asset Pool (including amounts transferred from the Covered Asset Pool to fund the cash account for the purpose of paying the Certificate Fee) is considered a Withdrawal for purposes of the Certificate and may lead to an Excess Withdrawal (see subsection “Withdrawals” under Section 4 – Description of the Certificate). The Certificate Owner may elect to “lock-in” the Coverage Amount at any time on or after the earliest Lock-In Date. After the Insured Event, the Coverage Amount is the amount of fixed annuity payments we guarantee to pay you each Certificate Year. Under a joint life Certificate, we guarantee that we will make these payments until the later of your death or the death of your spouse.

Calculation of the Coverage Amount at the Lock-In Date

At the Lock-In Date, we calculate the initial Coverage Amount by multiplying the Coverage Percentage by the Coverage Base. If, for example, your Coverage Percentage is 5.0%, then you may withdraw up to 5.0% of the Coverage Base every Certificate Year from the Covered Asset Pool without causing an Excess Withdrawal and reducing the benefits guaranteed to you by the Certificate. After we calculate the initial Coverage Amount, the Coverage Base is no longer relevant. The mechanics of the Coverage Base calculation at the Lock-In Date are described below.

Example 4:

Assume that you purchase a single life Certificate at age 65 and your Coverage Base on the Lock-In Date is $100,000. This means that your initial Coverage Amount equals $100,000 multiplied by the applicable Coverage Percentage. Assume that the current 10-year United States Treasury Bond Yield is 5.25% and that the applicable Coverage Percentage is 5.0%. Then the initial Coverage Amount equals $5,000. Therefore, before the Insured Event, you may withdraw $5,000 annually (i.e., each Certificate Year) from your Covered Asset Pool without reducing the benefits guaranteed to you. If the Insured Event occurs (and you satisfy all other conditions), then we will pay you $5,000 annually (in monthly or other periodic payments) until your death.

Calculation of the Coverage Amount after the Lock-In Date

After the Lock-In Date but before the Insured Event, the Coverage Amount is calculated on each Certificate Anniversary. The Coverage Amount is the greater of: 1) the current Coverage Amount; or 2) the current value of the Covered Asset Pool on the Certificate Anniversary multiplied by the current Coverage Percentage as determined by the Annuitant’s attained age (age at last birthday) (or for a joint life Certificate, the age of the younger Spouse) at the Lock-In Date and the current 10-year United States Treasury Bond Yield (see the table above).

If the Certificate Owner’s Coverage Amount increases pursuant to 2, we will treat the increase as an automatic step-up. The Certificate Fee Percentages may be changed due to an automatic step-up of the Coverage Amount (unless the step-up is rejected by the Certificate Owner). The Certificate Fee Percentage will never exceed the maximum shown in the Fee Table.

Example 5:

Assume the same facts in Example 4. Your initial Coverage Amount equals $5,000. On a Certificate Anniversary the value of your Covered Asset Pool is $95,000. Assume that the Coverage Percentage, based on the current 10-year United States Treasury Bond Yield of 6% and your age at the Lock-In Date, is 5.5%. Therefore, on that Certificate Anniversary, your Coverage Amount is recalculated as $5,225. (5.5% of $95,000 equals $5,225.) Accordingly, before the Insured Event, you may withdraw $5,225 annually (i.e., each Certificate Year) from your Covered Asset Pool without reducing the benefits guaranteed to you. If the Insured Event occurs (and you satisfy all other conditions), then we will pay you $5,225 annually (in monthly or other periodic payments) until your death.

However, please remember that Withdrawals that you make above the Coverage Amount in any Certificate Year could significantly decrease and even terminate the benefits provided by the Certificate.

If you do not withdraw the entire Coverage Amount in any certificate year, you may not carry over the “unused” amount to the next year.

Coverage Amount Decreases

Your Coverage Amount will decrease whenever you make an Excess Withdrawal. After the Lock-In Date, an Excess Withdrawal occurs if you withdraw more than the Coverage Amount in any Certificate Year (or the Additional Coverage Amount in any calendar year). (Note: Coverage Amounts are based on Certificate Years, and not on calendar years). The Excess Withdrawal is the amount withdrawn in excess of the Coverage Amount. In addition, dividends, capital gains, and other distributions from Covered Assets that are not reinvested are treated as withdrawals.

An Excess Withdrawal after the Lock-In Date will reduce the Coverage Amount on a pro rata basis in proportion to the reduction in the value of the Covered Asset Pool. Therefore, after the Lock-In Date, an Excess Withdrawal can reduce the Coverage Amount by a dollar amount that is greater than the amount of the Excess Withdrawal. Excess Withdrawals will reduce and may even eliminate the benefits of the Certificate. More specifically, after the Lock-In Date an

Excess Withdrawal will reduce the Coverage Amount according to the following formula: A multiplied by C and divided by B where:

    A X C

B

Where:

A	=	the Excess Withdrawal amount (i.e., the amount withdrawn in excess of the Coverage Amount that remained before the Withdrawal);

B	=	the value of the Covered Asset Pool after the Coverage Amount has been Withdrawn, but before the Excess Withdrawal; and

C	=	the Coverage Amount prior to the Withdrawal.

Example 6:

Assume the same facts in Example 4. Your Coverage Base is $100,000. As in Example 4 earlier, your Coverage Amount is $5,000. Assume that you initially withdraw $3,000 in a Certificate Year. This amount is below $5,000, so there is no Excess Withdrawal. Assume that in the same Certificate Year, you later withdraw an additional $3,000 and that prior to this Withdrawal, the value of your Covered Asset Pool was $97,000. When added to the previous Withdrawal of $3,000, you have made an Excess Withdrawal of $1,000.

The Excess Withdrawal ($1,000) multiplied by the Coverage Amount prior to the withdrawal ($5,000) divided by the value of the Covered Asset Pool ($97,000) after the remaining Coverage Amount ($2,000) is withdrawn:

($1,000 x $5,000)	= $52.63.
($97,000 – $2,000)

Therefore, the Coverage Amount will be reduced by $52.63. The new Coverage Amount will be $4,947.37.

Example 7:

Assume the same facts in Example 6, except that value of your Covered Asset Pool after the remaining Coverage Amount is withdrawn is $2,000.

The Excess Withdrawal ($1,000) multiplied by the Coverage Amount prior to the withdrawal ($5,000) divided by the value of the Covered Asset Pool ($2,000) after the remaining Coverage Amount ($2,000) is withdrawn:

($1,000 x $5,000)	= $2,500.
($2,000)

Therefore, the Coverage Amount will be reduced by $2,500, a dollar amount greater than the amount of the Excess Withdrawal.

Additional Coverage Amount

In certain circumstances, after the Lock-In Date, an Additional Coverage Amount will also apply for Certificates issued in connection with IRA Accounts, because of minimum distribution requirements under the Internal Revenue Code. If you have attained age 70 1/2, then, after the first calendar year that your Certificate is in effect, the Additional Coverage Amount will be an amount that represents the difference between the required minimum distribution amount calculated under the Internal Revenue Code based only on the value in the Covered Asset Pool for the current calendar year, (and using your age or the age of the younger life in a joint life Certificate) and the Coverage Amount. Each calendar year, you may make additional withdrawals from your Account, after the Lock-In Date, up to the Additional Coverage Amount without causing an Excess Withdrawal. If you withdraw or transfer less than the Additional Coverage Amount in a calendar year from your Covered Asset Pool, the unused portion cannot be carried over to the next calendar year.

However, this Additional Coverage Amount will not be available unless all of the following are true:

(1) the Certificate Owner’s Covered Asset Pool is held in an IRA Account, for which the Code’s required minimum distributions are required;

(2) the required minimum distributions do not start prior to the Certificate Owner’s attaining age 70 1/2;

(3) the required minimum distributions are based on the IRS Uniform Lifetime table or, if applicable, the Single Life table or the Joint Life and Last Survivor Expectancy table;

(4) the required minimum distributions are based on the age of a living person, the Certificate Owner (the required minimum distributions cannot be based on the age of someone who is deceased);

(5) the Covered Assets are taken into account in determining required minimum distributions;

(6) the required minimum distributions are only for the current calendar year. Amounts carried over from past calendar years are not considered; and

(7) the Certificate Owner has elected a Lock-In Date.

If any of 1 through 7 above is not true, then this Additional Coverage Amount is equal to zero. In certain situations, an amount greater than this Additional Coverage Amount may need to be distributed to satisfy the Code’s required minimum distribution. Such additional Withdrawal amount will be considered an Excess Withdrawal.

Note: The Coverage Amount is available on a Certificate Year basis, but the Additional Coverage Amount is available on a calendar year basis. If you make a Withdrawal and both the remaining Coverage Amount and the remaining Additional Coverage Amount are greater than zero, we will treat the Withdrawal as coming from the Coverage Amount or the Additional Coverage Amount that will expire first.

Example #1

The remaining Coverage Amount and the remaining Additional Coverage Amount are greater than zero.

Certificate Anniversary is June 1.

Withdrawal date is March 1.

Because the Coverage Amount expires soonest (on 6/1), the Withdrawal would reduce the Coverage Amount first.

Example #2

The remaining Coverage Amount and the remaining Additional Coverage Amount are greater than zero.

Certificate Anniversary is June 1.

Withdrawal date is July 1.

Because the Additional Coverage Amount expires soonest (on 12/31), the Withdrawal would reduce the Additional Coverage Amount first.

Note: Under Section 401(a)(9)(C) of the Code, the first required minimum distribution must be taken no later than April 1 of the calendar year following the calendar year in which you turn 70 1/2. Please note that two required minimum distributions cannot be taken from the Certificate in the same Certificate Year. Therefore, depending on your individual circumstances, you may need to take your first required minimum distribution for the year you reach age 70 1/2 in that calendar year, rather than waiting until April 1 of the next calendar year to avoid an Excess Withdrawal.

Automatic Step-Ups of Coverage Base and Coverage Amount

The Coverage Base and Coverage Amount will automatically step-up under certain circumstances.

On each Certificate Anniversary before the Lock-In Date, the Certificate Owner’s Coverage Base will be the greatest of: 1) the current Coverage Base; 2) the value of the Certificate Owner’s Covered Asset Pool on the Certificate Anniversary; or 3) if there have been no withdrawals during the preceding Certificate Year, the value of the Certificate Owner’s Covered Asset Pool as of any Quarterversary during the immediately preceding Certificate Year. If the Certificate Owner’s Coverage Base increases pursuant to 2 or 3, we will treat the increase as an automatic step-up.

On each Certificate Anniversary after the Lock-In Date, the Certificate Owner’s Coverage Amount will be the greater of: 1) the current Coverage Amount; or 2) the current value of the Covered Asset Pool on the Certificate Anniversary multiplied by the current Coverage Percentage as determined by the Annuitant’s attained age (age at last birthday) (or for a joint life Certificate, the age of the younger Spouse) at the Lock-In Date and the current 10-year United States Treasury Bond Yield. If the Certificate Owner’s Coverage Amount increases pursuant to 2, we will treat the increase as an automatic step-up.

The Certificate Fee Percentages may be changed due to an automatic step-up (unless the step-up is rejected by the Certificate Owner as described below).

Certificate Fee Percentage Increases Due to Automatic Step-Up

Beginning on the first Certificate Anniversary, the Certificate Fee Percentage may increase (or decrease) at the time of an automatic step-up. Each time an automatic step-up would result in a Certificate Fee Percentage increase, the Certificate Owner has the right to reject the automatic step-up and reinstate the Coverage Base or the Coverage Amount and Certificate Fee Percentage to their respective amounts immediately before the automatic step-up (any Subsequent Contributions or Withdrawals will be reprocessed based on the reinstated Coverage Base or Coverage Amount), provided we receive the rejection, in a written form satisfactory to us, at our Administrative and Service Office within the 30 day period after the Certificate Anniversary on which the automatic step-up occurred. [A satisfactory form of written rejection of an automatic step-up is provided [below/in Appendix B].] Upon such rejection, the increase in the Certificate Fee Percentage, as well as any changes as a result of the automatic step-up feature, will be reversed. A rejection of one automatic step-up will not be deemed a rejection of potential future automatic step-ups. The Certificate Fee Percentage will never exceed the maximum shown in the Fee Table.

Withdrawals

The Certificate does not prohibit you from making Withdrawals from your Covered Asset Pool. You may reallocate assets in your Account or take distributions from your Account at any time subject to any federal tax consequences and the terms of your Account. (As with any investment account, you must liquidate assets to provide for cash withdrawals.) Please see “Tax Considerations.” The amount of Withdrawals you make, however, may reduce or even eliminate the benefits under your Certificate. We have designed the Certificate for you to take Withdrawals (that do not exceed the Coverage Amount) from the Covered Asset Pool each year for life (and your spouse’s life, under a joint life Certificate) following the Lock-In Date. To obtain the maximum potential lifetime annuity payments under your Certificate if the Insured Event occurs, you must satisfy the restrictions and requirements on Withdrawals and transfers stated in this prospectus and set forth in the Contract and your Certificate.

Withdrawals are all amounts deducted from your Covered Asset Pool during the term of your Certificate (including the sale, exchange, or transfer of assets from your Covered Asset Pool). Dividends, capital gains, and other distributions from Covered Assets that are not reinvested are treated as withdrawals.

Please note regarding Withdrawals:

•	Prior to the Lock-In Date, any amount withdrawn or transferred from the Covered Asset Pool is considered an Excess Withdrawal.

•

After the Lock-In Date, the Certificate Owner can withdraw or transfer up to the Coverage Amount from the Certificate Owner’s Covered Asset Pool each Certificate Year without causing an Excess Withdrawal.

•

However, if the Certificate Owner withdraws or transfers more than the Coverage Amount in any Certificate Year (considered an Excess Withdrawal), the Certificate Owner’s Coverage Amount will be reduced on at least a pro rata basis in proportion to the reduction in the value of the Covered Asset Pool.

•

Any dividends, capital gains or other distributions from any of the Certificate Owner’s Covered Assets must be reinvested in the Covered Asset Pool. If they are not, they will be considered Withdrawals. (However, any dividends, capital gains or other distributions from any of the Certificate Owner’s Covered Assets that are reinvested in the Covered Asset Pool are not considered Subsequent Contributions and, consequently, do not increase the Coverage Base or Coverage Amount.)

•

One or more Excess Withdrawals can reduce the Certificate Owner’s Coverage Amount to zero. If the Coverage Amount is reduced to zero through an Excess Withdrawal, the Certificate terminates without value and no benefits will be paid.

•

Subject to the Covered Asset Pool composition requirements described in this prospectus, before the Insured Event the Certificate Owner may make as many Covered Asset Transfers as desired without affecting the benefits under the Certificate. We may adjust the Certificate Fee Percentage as a result of a Covered Asset Transfer if your Investment Profile changes.

Payment of Benefits: Insured Event

No benefits are paid unless and until the “Insured Event” occurs and other conditions (such as providing proof of survival) are met. The depletion of the value of your Covered Asset Pool to zero by other than an Excess Withdrawal is called the Insured Event. If the Insured Event occurs and all of the following are true, you will be entitled to receive benefit payments under the Certificate:

(1) The Certificate is still in force (i.e., it has not been terminated for any reason);

(2) The Lock-In Date has been set by the Certificate Owner

(3) The Covered Person (or, for joint life Certificates, at least one of the Covered Persons) is alive;

(4) The Coverage Amount is greater than zero; and

(5) All Certificate Fees due the Company are paid.

If the above are true, then upon the occurrence of the Insured Event, we will pay any remaining Coverage Amount for the current Certificate Year. Thereafter, beginning on the Certificate Anniversary following the Insured Event, we will pay you the Coverage Amount each year, divided into monthly payments (or other periodic payments as agreed to by TALIC), until your death (or the death of your spouse, if later, under a joint life Certificate). We may require proof of age before we make the first payment.

If, however, the Certificate Owner dies (or, for joint life Certificates, both joint lives die) before the Insured Event, then we will make no benefit payments under the Certificate. In this regard, the value or benefit provided by the Certificate depends more on how long you live than on stock market volatility and the investment performance of your Covered Asset Pool. Put another way, the longer a Certificate Owner (or at least one joint life Certificate Owner) lives after the Insured Event, the more benefit payments we will make to the Certificate Owner(s) and, therefore, the more value the Certificate Owner(s) derive from the Certificate.

Benefit Payments

Beginning on the Certificate Anniversary following the Insured Event (and provided all conditions in the Contract and Certificate are met), the Coverage Amount will be paid for as long as the Covered Person(s) are living in the form of a fixed lifetime annuity payout.

•	Single Life Certificates – Payments will be made in equal installments for the life of the Annuitant. Payments cease upon the death of the Annuitant.

•	Joint Life Certificates – Payments will be made in equal installments for the life of the Annuitant and joint Annuitant. Payments cease upon the death of the surviving Annuitant.

Frequency of Payments. The Annuitant may choose to receive payments either monthly, quarterly, semi-annually, or annually. We may require that the amount of any such payments be at least a minimum amount. If we exercise this right, this may result in a different frequency payment option.

Benefit payments to you are generally taxable as ordinary income. You should consult a tax advisor as to the tax treatment of benefit payments under the Certificate. For additional information regarding the tax treatment of benefit payments under your Certificate please see subsections “nonqualified Certificates” and “Qualified Certificates” under Section 7 – Tax Considerations.

Certificate Fee

The Certificate Fee will be calculated on the Certificate Date and thereafter at each Quarterversary and paid from a separate cash account you are required to establish with the Financial Institution. It will be due on the Certificate Date and thereafter each Quarterversary.

Any transfer out of the Covered Asset Pool to fund the cash account for the purpose of paying the Certificate Fee is considered a Withdrawal for purposes of the Certificate and may lead to an Excess Withdrawal. In addition, to the extent the cash account is funded through liquidation of assets, there may be tax consequences to the Certificate Owner.

In the case of IRA Accounts, the Certificate fee (as well as any IRA fee) is paid from assets in your IRA. There are tax law limitations on IRA contributions which may cause you to liquidate IRA investments from the Covered Assets to fund the cash account in order to pay the Certificate fee. If Covered Assets are liquidated an Excess Withdrawal, and possibly termination of the Certificate may occur.

If we do not receive the Certificate Fee as of the due date, we will notify you of the deficiency at least twice before 45 days have elapsed. If the required Certificate Fee is not paid within 60 days of the due date, then the Certificate will terminate and no benefits will be paid.

In general terms, the Certificate Fee is the applicable annualized Certificate Fee Percentage multiplied by the value of the Certificate Owner’s Covered Asset Pool on the Calculation Date times the number of days in a Certificate quarter divided by the number of days in the Certificate Year. More specifically, the Certificate Fee is calculated by multiplying A by B by C where:

A	=	the value of the Covered Asset Pool as of the Calculation Date;

B	=	the applicable Certificate Fee Percentage; and

C	=	the number of days in the current Certificate quarter divided by the number of days in the Certificate Year.

The Certificate Fee Percentage is based on the Certificate Owner’s Investment Profile on the Calculation Date. Your Investment Profile will depend on the percentage of Covered Assets held in Eligible Assets that are not in the Core Fixed category, and may change because of market fluctuations or investments, Withdrawals, or transfers that you make in Covered Assets. The greater the percentage of assets in the Certificate Owner’s Covered Asset Pool allocated to Eligible Assets outside of the Core Fixed category, the higher the Certificate Fee Percentage. There are four Investment Profiles.

Investment Profiles Applicable To Certificate Owners

Profile A	Aggregate value of Covered Assets held in Eligible Assets outside of the Core Fixed category do not exceed 50% of the total value of the Covered Asset Pool.

Profile B	Aggregate value of Covered Assets held in Eligible Assets outside of the Core Fixed category is greater than 50% but not more than 60% of the total value of the Covered Asset Pool.

Profile C	Aggregate value of Covered Assets held in Eligible Assets outside of the Core Fixed category is greater than 60% but not more than 70% of the total value of the Covered Asset Pool.

Profile D	Aggregate value of Covered Assets held in Eligible Assets outside of the Core Fixed category is greater than 70% but not more than 80% of the total value of the Covered Asset Pool.

The Eligible Assets and the Core Fixed category are specified under “Section 5 - Eligible Assets” below.

The Certificate Fee Percentages (annual rates) are as follows:

Certificate Fee Table

Investment Profile	Initial Certificate Fee Percentage	Maximum Certificate Fee Percentage
Profile A	1.00%	1.75%
Profile B	1.15%	1.90%
Profile C	1.35%	2.10%
Profile D	1.75%	2.50%

The Certificate Fee Percentages will be reduced according to the following schedule:

Net Certificate Contributions	Percentage Reduction
$500,000 to $999,999.99	0.05%
$1 million to $1,999,999.99	0.10%
$2 million and above	0.15%

For purposes of the percentage reduction schedule, “Net Certificate Contributions” means aggregate Certificate Contributions less Excess Withdrawals.

Example 8:

Assume that the value of your Covered Asset Pool is $100,000 and that there are 91 calendar days in the current Certificate quarter. Further assume that your Account falls in Investment Profile D.

The Certificate Fee is calculated in two steps:

1. Multiply your Covered Asset Pool ($100,000) multiplied by the Initial Certificate Fee Percentage for Investment Profile D (1.75%): ($100,000) X (0.0175) = $1,750.

2. Multiply the result from step 1 by the number of days in the current quarter 91 divided by the number of days in the Certificate Year (365): 91/365 = 0.249315

$1,750 X (0.249315) = $436.30

Therefore, the Certificate Fee for the quarter would be $436.30.

The Certificate Fee pays for the insurance protections provided by the Certificate. We may adjust the Certificate Fee in the event of a Covered Asset Transfer, as described below under “Certificate Fee Adjustment for Transfers.” In addition, if Subsequent Contributions are made to or Excess Withdrawals taken from a Certificate Owner’s Covered Asset Pool during a Certificate quarter, we may adjust the Certificate Fee as described below under “Certificate Fee Adjustment for Transfers” and “Certificate Fee Adjustment for Contributions.”

Certificate Fees for any Certificate will cease upon the occurrence of:

•	The Insured Event;
•	Termination of the Contract; or
•	Termination of the Certificate.

Please note regarding the Certificate Fee:

•

Because the Certificate Fee is a percentage of the value of the Covered Asset Pool, the amount of the Certificate Fee due will increase if the Covered Asset Pool increases (although the percentage(s) may remain the same).

•

The Certificate Fee Percentage will increase or decrease if your Investment Profile changes, even if that change is due solely to market fluctuations (i.e., changes in the value of your Covered Assets).

•	Changes in the Certificate Fee Percentage (e.g., due to a change in the Profile of your Covered Asset Pool) will occur automatically, and you will not receive any advance notice of any such change.

•	If you make a transfer that results in a change to your Investment Profile, your Certificate Fee Percentage may increase or decrease as described below.

•	The Certificate Fees described above are in addition to any charges that are imposed in connection with advisory and other services or charges imposed by the funds in which you are invested.

•	The Certificate will terminate if the Certificate Fee is not paid.

Payment of Certificate Fee. You must establish a separate cash account at the Financial Institution, and must pay your Certificate Fee from that cash account.

Certificate Fee Adjustment for Transfers. Covered Asset Transfers that the Certificate Owner makes on other than a Quarterversary may be subject to a Certificate Fee Adjustment. The Certificate Fee Adjustment will be calculated by multiplying A by B by C where:

A	=	the value of the Covered Asset Pool as of the date of the most recent Certificate Fee calculation or fee adjustment calculation;

B	=	the Certificate Fee Percentage for the new Investment Profile minus the Certificate Fee Percentage for the previous Investment Profile; and

C	=	the number of days remaining in the Certificate quarter divided by the number of days in the Certificate Year.

Based on the composition of the Covered Asset Pool after a Covered Asset Transfer, the Certificate Fee Adjustment may be positive or negative. The Certificate Fee Adjustment will be added to the Certificate Fee to be collected on the next Quarterversary.

Example 9:

Assume that the value of your Covered Asset Pool is $100,000 and that there are 30 calendar days left in the current Certificate quarter. You transfer assets within your Covered Asset Pool and as a result of the transfer move from Investment Profile D to Investment Profile A.

The Certificate Fee Adjustment is calculated in three steps:

1. Determine the value of the Covered Asset Pool as of the date of the most recent Certificate Fee calculation or fee adjustment Calculation Date. ($100,000)

2. Multiply the Covered Asset Pool from step 1 ($100,000) by the result of the Certificate Fee Percentage applicable to the new Investment Profile (1.00%) minus the Certificate Fee Percentage applicable to the previous Investment Profile (1.75%): $100,000 x (-0.0075) = (-$750).

3. Multiply the result from step 2 (-$750) by the number of days remaining in the Certificate quarter (30) divided by the number of days in the Certificate Year (365): (-$750) x (30/365) = (- $61.64).

Certificate Fee Adjustment for Subsequent Contributions. A Certificate Fee Adjustment will also be calculated for Subsequent Contributions because this event will change the Coverage Base. The amount of this Certificate Fee Adjustment is calculated by multiplying A by B by C where:

A	=	the amount of the Subsequent Contribution;

B	=	the applicable Certificate Fee Percentage; and

C	=	the number of days remaining in the Certificate quarter divided by the number of days in the Certificate Year.

Example 10:

Assume that you make a Subsequent Contribution of $25,000 into your Account. Assume that there are 30 calendar days left in the current Certificate quarter at the time you make the Contribution and that the applicable Certificate Fee Percentage is 1.35% (Profile C).

The additional fee is calculated in two steps:

1. Multiply the Contribution into the Account by applicable Certificate Fee Percentage: $25,000 x by 0.0135 = $337.50.

2. Multiply the result from step 1 by the number of days remaining in the Certificate quarter divided by the number of days in the Certificate Year: ($337.50) x (30/365) = $27.74.

Certificate Fee Adjustment for Excess Withdrawals. A Certificate Fee Adjustment will also be calculated for Excess Withdrawals because these events will change the Coverage Base or Coverage Amount. The amount of this Certificate Fee Adjustment is calculated by multiplying -A (negative A) by B by C where:

A	=	the amount of the Excess Withdrawal;

B	=	the applicable Certificate Fee Percentage; and

C	=	the number of days remaining in the Certificate quarter divided by the number of days in the Certificate Year.

Example 11:

Assume that you make an Excess Withdrawal of $50,000 and that there are 30 calendar days left in the current Certificate quarter. Also assume that the applicable Certificate Fee Percentage is 1.35%.

The Certificate Fee Adjustment is calculated in two steps:

1. Multiply the Excess Withdrawal by the applicable Certificate Fee Percentage: (-$50,000) x 0.0135 = -$675.

2. Multiply the result from step 1 by the number of days remaining in the Certificate quarter (30) divided by the number of days in the Certificate Year. (-675) x (30/365)  = -$55.48.

Ownership

The Certificate is available in connection with Accounts held outside any formal retirement arrangement (i.e., other than a Qualified Account). Such Certificates may be owned by:

•	an individual, provided that the Certificate Owner is:

•	age 45 or older, and

•	both the sole Owner of the Account and the Covered Person.

•	two individuals , provided that

•	the joint Certificate Owners are each age 45 or older,

•	the joint Certificate Owners are sole joint owners of the Account,

•	the joint Certificate Owners are spouses, as recognized by federal law, on the Certificate Date, and

•	the joint Certificate Owners are joint Covered Persons.

If there are joint owners of the Account, then either joint owner may be named as a Certificate Owner or, if joint coverage is elected, both may be named as joint Certificate Owners.

•

a trust or other non-individual acting as agent for an individual or for two individuals who are spouses as recognized by federal law, provided that the individual(s) for whom the Certificate Owner acts as agent is both the owner (or are joint owners) of the Account and the Covered Person (or are joint Covered Persons).

The Certificate is also available in connection with Accounts held under IRAs. The Certificate is not available in connection with Accounts held under any other type of retirement plan.

Joint Life Certificates

Joint life coverage can be elected or unelected at any time before or at the Lock-In Date, and the applicable Coverage Percentages will be 0.5% (50 basis points) lower than for single life coverage. For example, if the applicable Coverage Percentage for single-life coverage (in the table above) is 6.0%, then the corresponding Coverage Percentage for joint-life coverage is 5.5%.

If you elect the joint life option, then the joint Covered Persons and joint Annuitants must be spouses, as recognized under federal law, on the date joint coverage is elected. The younger of the two joint lives must be at least age 60 for the Lock-In Date to occur. Before the Lock-In Date, you may change your election of joint life coverage to single life coverage. After the Lock-In Date, you may not change your election of joint life coverage.

•	If the Certificate is used with an IRA, then:

•	the Certificate Owner’s spouse must be the sole primary beneficiary of the IRA Account.

•

the difference between the ages of the joint Covered Persons may not be more than 10 years. For example, if you were born on June 16, 1940, and your spouse was born on September 27, 1950, then you could not purchase a joint life Certificate in connection with an IRA Account.

•

If the Certificate is issued with respect to an Account that is not a Qualified Account, then at least one of the spouses must be the owner or beneficial owner of the Account, and the Certificate Owner’s spouse must be the sole primary beneficiary of the Account.

•

If there are joint Covered Persons but only one Certificate Owner, then the joint Covered Person who is not the Certificate Owner will be the designated beneficiary of the Certificate Owner for purposes of section 72(s) of the Code.

•	Unless otherwise stated, the age of the Covered Person means the age of the younger Covered Person.

•	After the Lock-In Date, if there is a death of one spouse, the Coverage Percentage will stay at the joint life rate(s).

•

The Insured Event condition that the Annuitant be alive when the Covered Asset Pool is depleted will be met if the Annuitant or joint Annuitant is alive at that time. The benefit payments, if any, will continue for as long as either the Annuitant or joint Annuitant (i.e., either Covered Person) is alive. We may require satisfactory evidence that the Annuitant or joint Annuitant is alive before any benefit payments can begin.

•

If, at the time of your death, the spouse cannot continue to keep the Certificate in force under the Internal Revenue Code (for example, you are divorced), then the Certificate will terminate and no benefits will be paid.

Divorce

If (i) you have purchased a single or joint life Certificate; (ii) you and your spouse divorce; and (iii) ownership of your Account is transferred or split (either by a settlement agreement or a court-issued divorce decree), then you must immediately notify us in writing and provide the information that we require.

•	If these circumstances occur before the Insured Event.

•

If the former spouse of the Certificate Owner becomes the sole owner of the Account, then the Certificate Owner may request that the Certificate be reissued with the former spouse as the sole Certificate Owner and sole Covered Person; otherwise, the Certificate may be terminated.

•	If the Certificate is reissued, then a new Coverage Base (calculated as of the date the new Certificate is issued) will apply.

•	The then current Certificate Fee applicable to single life Certificates will apply to the new Certificate.

•

If the Account is divided between the Certificate Owner and former spouse, the Certificate Owner or Certificate Owners may request that that the Certificate be reissued as one or two new Certificates; otherwise, the Certificate will be terminated. In either event:

•	Any single life Certificate issued in connection with a divorce must comply with our rules on who may be a Certificate Owner and who may be a Covered Person.

•	A new Coverage Base (calculated as of the date the new Certificate is issued) will apply to each new Certificate.

•	The then current Certificate Fee applicable to single life Certificates will apply to each new Certificate.

•

In the case of a joint life Certificate, if there is a divorce and one of the joint Covered Persons dies before the date on which the Insured Event occurs, the Certificate will terminate as of the date of death in order to comply with the Code unless a single life Certificate or two single life Certificates have been issued before the date of death.

•	If these circumstances occur after the Insured Event.

•	If the divorce occurs after the Insured Event, the terms of the divorce settlement agreement or court-issued divorce decree will govern any subsequent benefit payments.

•	Withdrawals from the Account in connection with the divorce will be treated as a Withdrawal under the Contract and Certificate and may also be considered an Excess Withdrawal.

Death of a Certificate Owner or Covered Person Before the Insured Event (for Contracts issued with respect to Accounts that are not Qualified Accounts)

If the one and only Certificate Owner and Covered Person dies before the Lock-In Date, then either:

•	the Certificate will terminate as of the date of death and no benefit payments will be made under the Certificate; or

•	the surviving spouse may elect to continue the Certificate (and become the Certificate Owner and Covered Person), provided that the following conditions are met.

•	The Certificate is in force.

•	The Lock-In Date has not been established.

•	The deceased Certificate Owner’s spouse on the date of death is the sole beneficiary of the Account.

•	The spouse is the sole owner of the Account.

•	The Account is not owned by a non-individual other than an IRA trust or a trust that is a grantor trust for federal income tax purposes.

In the case of a joint life Certificate, whether owned by a single owner or joint owners, and a Certificate Owner dies before the Insured Event, then either:

•	the Certificate will terminate and no benefit payments will be made under the Certificate; or

•	the Certificate will continue with the surviving spouse as sole Certificate Owner and sole Covered Person, provided that the following conditions are met.

•	The Certificate is in force.

•	The surviving Covered person was the deceased Certificate Owner’s spouse on the date of death.

•	The surviving spouse is the sole beneficiary of the Account.

•	The surviving spouse becomes the owner of the Account.

•	The Account is not owned by a non-individual other than an IRA trust or a trust that is a grantor trust for federal income tax purposes.

Note: If a single life Certificate or a joint life Certificate is owned by a non-natural person, then the foregoing provisions shall apply, substituting Covered Person or Covered Persons for the owner or joint owners.

If a Certificate Owner, or in the case of a Certificate owned by a non-individual, a Covered Person, dies on or after the date on which the Insured Event occurs, then either:

•	the Certificate will terminate and no further benefit payments will be made under the Certificate; or

•	if the Certificate is a joint life Certificate and a Covered Person is alive, then

•	the surviving Covered Person will become the sole Covered Person, and, in the case of a Certificate not owned by a non-individual, the sole Certificate Owner, and

•	the Certificate will continue as long as the surviving Covered Person remains alive, and unless in which case.

For purposes of section 72(s) of the Code,

•	in the case of a Certificate owned by one individual, the spouse of the Certificate Owner shall be the designated beneficiary of the Certificate Owner, and

•	in the case of a jointly owned Certificate, each joint Certificate Owner shall be the designated beneficiary of the other Certificate Owner.

In all events, the Certificate will comply with section 72(s) of the Code.

Continuation Prior to the Lock-In Date – If the surviving spouse continues the Certificate prior to the Lock-In Date, unless the surviving spouse elects otherwise, the Certificate will continue on a single life basis.

Continuation After the Lock-In Date – If the surviving spouse continues the Certificate after the Lock-In Date, the Certificate will continue on a joint life basis.

Spousal Continuation

If the Certificate Owner dies and there is no joint Certificate Owner, the Certificate may be continued by a surviving spouse (as defined under federal law) who is a successor owner of the Account if all of the following conditions are met:

(a) The Certificate is in force;

(b) The Lock-In Date has not been established;

(c) The deceased Certificate owner’s Spouse is the sole primary beneficiary of the Account;

(d) The Spouse becomes the successor Owner of the Account, if permitted under the governing documents for the Account; and

(e) The Spouse meets the eligibility requirements for issuing a Certificate.

If all of the above conditions are met, the surviving Spouse may elect to become the Certificate Owner.

Cancellation

You may cancel the Certificate by sending written notice to the Company. If you cancel the certificate outside of the Free Look Period, we will not refund any Certificate Fees that you may have paid. If you cancel your Certificate, we may restrict your ability to purchase a new Certificate within one (1) year of the date you elected to cancel the Certificate.

When Certificate Coverage Terminates

Certificate Coverage terminates:

•	on the Certificate Owner’s death (or, if later, the death of the surviving Spouse if the Certificate Owner elected a joint life Certificate);

•	upon assignment (of any Covered Asset, the Certificate, or rights to the Coverage Amount) without our prior approval;

•	upon the transfer of the Certificate Owner’s entire Covered Asset Pool to Ineligible Assets under the Contract and Certificate;

•	upon non-payment of the Certificate Fee;

•	on the date the Certificate Owner’s Coverage Base or Coverage Amount is reduced to zero due to an Excess Withdrawal;

•	on the date we receive the Certificate Owner’s written notice to cancel;

•

if the composition of your Covered Asset Pool does not meet the composition requirements and the violation is not corrected within seven (7) business days from the date of notification of the violation;

•

if the Financial Institution, the Third-Party Administrator, or the Certificate Owner does not provide or give us access to the information or data necessary to monitor the composition of the Certificate Owner’s Account;

•	if the Certificate Owner’s age (or Certificate Owner’s Spouse’s, if a joint life certificate) is misstated and the Certificate would not have been issued had such age(s) not been misstated;

•

if the Certificate Owner does not initiate the transfer of assets in the Certificate Owner’s Account to an approved Financial Institution within the prescribed time following removal of a Financial Institution as described under “Disapproved Financial Institution.”; or

•	upon termination of the Contract.

Upon termination of the Certificate or the Contract we will refund any unearned Certificate Fee. Certificate Fees will be refunded (subject to any applicable Certificate Fee Adjustment) on a prorated basis for the period beginning on the date of termination and ending on the last day of the current Certificate quarter in which the termination occurs. Termination of the Certificate will result in the loss of all future benefits provided by the Contract and Certificate. We may restrict the Certificate Owner’s ability to purchase a new Certificate within one (1) year of the date the Certificate Owner elected to cancel the Certificate. If the Certificate Owner terminates the Certificate and subsequently purchases a new contingent annuity certificate or contract or similar product, if available, the new certificate will have its own Certificate Fee Percentage, which may be higher than the Certificate Fee Percentage under the Certificate issued under the Contract, and its own coverage terms, which may not be as advantageous as the coverage terms available through the Certificate under the Contract.

After the Company satisfies all obligations with respect to any benefit established under the Contract or any Certificate issued hereunder, the Contract will terminate and the Company will be relieved of all further liability.

Disapproved Financial Institution

If, prior to an Insured Event, we remove a Financial Institution maintaining a Certificate Owner’s Account from our list of approved Financial Institutions for any reason, then the Certificate Owner must initiate the transfer of assets held in his or her Account at the disapproved Financial Institution to an approved Financial Institution within fifteen (15) business days. Different Financial Institutions may assess different fees and charges for their services. Accordingly, if you are required to transfer from a disapproved Financial Institution to an approved Financial Institution you may be subject to higher Financial Institution fees and charges.

We will send the Certificate Owner a notice that he or she must initiate the transfer of assets held in an Account at the disapproved Financial Institution to an approved Financial Institution within fifteen (15) business days of the date the notice is sent. If the Certificate Owner initiates the transfer of assets in his or her Account within the prescribed time period to an approved Financial Institution, the Certificate will continue. If the Certificate Owner does not initiate the transfer of assets in the Account to an approved Financial Institution within the prescribed time period, coverage stops and the Certificate Owner’s Certificate will be terminated. We will provide the Certificate Owner with written notice of the termination.

A current list of approved Financial Institutions is available at [website].

Certificate Fee Refund. If we terminate the Contract and Certificates issued thereunder pursuant to a disapproved Financial Institution we will refund any unearned Certificate Fee to the Certificate Owners. Certificate Fees will be refunded (subject to any applicable Certificate Fee Adjustment) on a prorated basis for the period beginning on the date of termination and ending on the last day of the current Certificate quarter in which the termination occurs.

SECTION 5 - ELIGIBLE ASSETS

The Contract provides protection relating to Eligible Assets by ensuring that, regardless of how the Eligible Assets actually perform after the Lock-In Date, the Annuitant will receive predictable income payments for as long as the Annuitant lives so long as specified conditions are met.

The Eligible Assets are currently mutual funds, including exchange traded funds or “ETFs,” specified by us. An “ETF” is a type of pooled investment vehicle that invests in the securities of other issuers and the shares of which, unlike a traditional mutual fund, are traded on an exchange in secondary markets. Each share of an ETF represents an undivided ownership interest in the portfolio held by an ETF. The assets held in the separate cash account established to pay the Certificate Fee from is not considered to be part of the Covered Asset Pool and is therefore, not subject to the allocation requirements of Eligible Assets.

A list of Eligible Assets as of the effective date of this prospectus appears in Appendix A. For a current list of Eligible Assets organized by category, you may contact your financial professional. Not all Eligible Assets may be available through your Financial Institution or financial professional. Contact your financial professional for a list of Eligible Assets available for your Account.

In addition to the Certificate Fee, there are certain fees and charges associated with the Eligible Assets, which may reduce the value of the Covered Asset Pool. These fees may include management fees, distribution fees, acquired fund fees and expenses, redemption fees, exchange fees, advisory fees, administrative fees, sales loads, and commissions.

Information about the Eligible Assets’ investment objectives, expenses, strategies and risks appears in each Eligible Asset’s prospectus. Please read that separate prospectus carefully before investing in an Eligible Asset.

We have divided the Eligible Assets into asset class categories as follows:

•	Core Equity – Funds that invest substantially in large-cap equity investments.

•

Core Fixed – Funds that invest substantially in fixed income securities. This generally includes bonds, mortgages, and money market type investments. This category also includes cash held within the Account.

•	International – Funds that have substantial investments outside of the United States. Certain bond funds may also be included in this category.

•	Small/Mid Cap – Funds that invest substantially in small to mid-cap stocks. We typically do not include funds in this category that invest primarily in stocks of large-cap indices such as the S&P 500.

•

Alternative – Funds that do not fall into another asset class category. This may include funds such as REITs, emerging markets, and commodities as well as funds that we determine have significant volatility.

The Eligible Assets may not achieve their respective investment objectives, and may be subject to significant investment risk, including loss of the amount invested. Investing in Eligible Assets in accordance with the composition requirements does not affect or reduce these risks. Purchasing a Certificate does not reduce these risks. We do not provide any investment advice to you with respect to your Account or the composition requirements.

In deciding whether or not to add a fund to or remove a fund from the list of Eligible Assets, our primary focus is the cost of the guarantee we provide. In reviewing changes to the list of Eligible Assets we consider a variety of factors, including, without limitation:

•	composition, risk, volatility, expenses, and performance of the fund;

•	the extent to which there are available hedging derivatives with direct correlation to the fund; and

•	the liquidity and cost of derivatives needed to hedge against investment risks.

The selection of Eligible Assets and the composition requirements are generally designed to provide consistent returns by reducing risk; accordingly, compliance with the composition requirements may also limit the potential for your investments to appreciate. You may earn a higher rate of return by selecting investments other than Eligible Assets and by investing other than in accordance with the composition requirements.

NOTE: You should consult with your financial professional and tax advisor to assist you in determining whether the composition requirements are suited for your financial needs and risk tolerance.

We may offer new Eligible Assets or cease offering existing Eligible Assets at any time in our complete discretion. You will receive notice whenever Eligible Assets are removed. If at any time you receive notice that we have removed an investment from the list of Eligible Assets that is part of your Covered Asset Pool, you must transfer any value in that investment to another then Eligible Asset within thirty (30) days. If you fail to make this required transfer within the prescribed time period, the Certificate will terminate and no benefits will be paid.

SECTION 6 - DISTRIBUTION OF THE CERTIFICATE

We have entered into an underwriting agreement with Transamerica Capital, Inc. (“TCI”), an affiliate of the Company, for the distribution and sale of the Certificate. Pursuant to this agreement, TCI serves as principal underwriter for the Certificates, offering them on a continuous basis. TCI is not obligated to sell any specific number or dollar amount of Certificates. TCI is obligated only to use its best efforts to sell the Certificate. TCI is located at 4600 S. Syracuse Street, Suite 1100, Denver, Colorado 80237-2719.

TCI was organized as a corporation under the laws of the State of California in 1977. TCI is registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934, as well as with the securities commissions of the states in which it operates, and is a member of the Financial Industry Regulatory Authority (“FINRA”). More information about TCI is available through FINRA at http://www.finra.org or by calling 800.289.9999.

TCI enters into selling agreements with affiliated and unaffiliated broker-dealers to sell the Certificates. The registered representatives of these selling firms are registered with FINRA and with the states in which they do business, and are licensed as insurance agents in the states in which they do business and are appointed by us.

No commissions are paid for sales of the Certificate. See the prospectuses for the Eligible Assets for information on sales charges and compensation for sales of those investments.

We pay compensation to the Third-Party Administrator for providing administrative services related to monitoring the composition of the Certificate Owners’ Covered Asset Pool in accordance with our requirements.

We may discontinue offering the Certificate at any time.

SECTION 7 - TAX CONSIDERATIONS

The following is a general discussion based on our interpretation of current Federal income tax law. This discussion does not cover every situation and does not address all possible circumstances. In general, this discussion does not address the tax treatment of transactions involving the investments in your Covered Asset Pool. Further, no attempt is made to consider any applicable state tax or other tax laws, or to address any federal estate, or state and local estate, inheritance and other tax consequences, of the Certificate. Tax consequences will depend on your individual circumstances.

The Certificate is a new and innovative type of contract. While the IRS recently issued favorable private letter rulings (“PLRs”) concerning products similar to the Certificate issued by other insurance companies, these rulings are not binding on the IRS with respect to the Certificate. Due to factual differences between the Certificate and the products involved in these PLRs, and their non-precedential nature, the analysis and rulings in the PLRs may not reflect the IRS’s position with respect to the tax treatment of the Certificate, now or in the future. We can give no assurances that the IRS will agree with our interpretations regarding the proper tax treatment of a Certificate or the effect (if any) of the purchase of a Certificate on the tax treatment of any transactions in your Account, or that a court will agree with our interpretations if the IRS challenges them. Please consult your own qualified tax advisor regarding the potential tax consequences of the Certificate in your particular circumstances.

If sold in connection with an IRA Account, a Certificate is called a Qualified Certificate. If a Certificate is sold in connection with a Nonqualified Account, it is called a Nonqualified Certificate. Different tax rules apply to Qualified Certificates and Nonqualified Certificates, and the tax rules applicable to Qualified Certificates vary according to the type of IRA and the terms and conditions of the plan.

Nonqualified Certificates

Treatment of a Certificate as an Annuity Contract

Consistent with PLRs that have been issued by the IRS with respect to similar products offered by other insurance companies, we intend to treat a Nonqualified Certificate as an annuity contract for federal income tax purposes. As noted above, however, these rulings are not binding on the IRS with respect to the Certificate. Due to factual differences between the Certificate and the products involved in these PLRs, and their non-precedential nature, the analysis and rulings in the PLRs may not reflect the IRS’s position with respect to the tax treatment of the Certificate, now or in the future. Thus, while we believe that the factual differences between the Certificate and the products involved in the PLRs should be immaterial and that the reasoning underlying the PLRs supports treating a Nonqualified Certificate as an annuity for federal income tax purposes, it is possible that a Certificate could be treated as some other type of financial instrument or derivative for such purposes, with different tax consequences than if it were treated as an annuity. If you are the holder or beneficiary of a Nonqualified Certificate, in view of the limited guidance you should consult your own tax advisor regarding the proper tax treatment of a Certificate.

In order to be treated as an annuity contract for federal tax purposes, a Nonqualified Certificate likely needs to contain certain provisions prescribing distributions that must be made when an owner of the Certificate dies. We believe that by its terms a Nonqualified Certificate satisfies these requirements. In all events, we will administer a Nonqualified Certificate to comply with these federal tax requirements.

As a general rule, a Nonqualified Certificate likely also needs to be owned by a natural person to be treated as an annuity contract for federal income tax purposes. Under the relevant rules, however, a Nonqualified Certificate that is owned by a trust or other entity holding the Certificate as an agent for a natural person is treated as owned by a natural person for federal income tax purposes. If someone other than a natural person will be the owner of a Nonqualified Certificate, a tax advisor should be consulted before the Certificate is purchased to determine whether the Certificate will be treated as owned by a natural person.

It is possible that at certain advanced ages, e.g., when a Covered Person reaches age 100, a Nonqualified Certificate might no longer be treated as an annuity contract if the Insured Event has not occurred before that age. You should consult with a tax adviser about the tax consequences in such circumstances.

Treatment of Benefit Payments under a Nonqualified Certificate

Assuming that a Nonqualified Certificate is treated as an annuity contract for tax purposes, payments under the Certificate beginning if and when the Insured Event occurs should be treated in part as taxable ordinary income and in part as non-taxable recovery of the aggregate total Certificate Fees you have previously paid under your Certificate (your “investment in the Certificate”) until you recover all of your investment in the Certificate. The amount that is not taxable prior to recovering all of your investment in the Certificate should be based upon the ratio of your investment in the Certificate to the expected value of the annuity payments to be made under the Certificate if and when the Insured Event occurs. After you recover all of your investment in the Certificate, annuity benefit payments will be taxable in full as ordinary income. You should consult a tax advisor as to the tax treatment of benefit payments under the Certificate.

In addition, we will withhold and send to the U.S. Government a part of the taxable portion of each payment made under a Nonqualified Certificate unless you notify us before payment of an available election not to have any amounts withheld. In certain circumstances, we may be required to withhold tax.

Separate Treatment of a Nonqualified Certificate and an Account

Consistent with PLRs that have been issued by the IRS with respect to similar products issued by other insurance companies, we intend to treat a Nonqualified Certificate as an annuity contract that is separate and apart from the assets in your Account for federal income tax purposes.

Your Account

In view of the conclusions reached in the PLRs that have been issued by the IRS with respect to similar products issued by other insurance companies, we believe that the tax treatment of transactions involving the assets in your Account including redemptions, dispositions, and distributions with respect to such assets, should generally be the same as such treatment would be in the absence of a Nonqualified Certificate. (The tax treatment of such transactions is beyond the scope of this prospectus, and you should consult a tax advisor for further information about the tax treatment of assets covered by a Nonqualified Certificate.) Thus, in general, we believe that (1) distributions and dividends on investments in your Account will not be treated as payments under your Certificate, but rather as distributions with respect to such investments; (2) amounts received on redemption or disposition of your assets in your Account will be treated as amounts realized on a sale or exchange of such assets rather than as distributions under your Certificate; and (3) the purchase of a Nonqualified Certificate should not result in either (a) loss of the benefit of preferential income tax rates applicable to dividends paid on assets in your Account otherwise constituting “qualified dividend income” or (b) under the so-called “straddle” rules, suspension of the holding period for purposes of determining eligibility for long-term capital gains treatment of any gains, or potential deferral of losses, when assets in your Account are sold or exchanged. (Our views as the tax treatment of transactions involving your Account are in part based on the low probability that the Insured Event will occur and you will receive benefit payments under the Certificate.)

As noted above, there are limited published legal authorities directly supporting our conclusions as to the tax treatment of transactions involving the assets in your Account and the Internal Revenue Service could take a different position with respect to the Certificate than it has taken with respect to similar products offered by different insurance companies and ruled upon in the PLRs. Thus, the Internal Revenue Service may disagree with our interpretations. If the Internal Revenue Service were to successfully take a different position on these issues, it could have a material adverse effect on the tax consequences of your acquisition, holding and disposition of assets in your Account. The tax consequences could also change due to changes in the tax laws. Given the new and innovative character of a Certificate, you should consult your own tax advisor as to the tax consequences, if any, of a Nonqualified Certificate under the “qualified dividend income” and “straddle” rules, as well as other relevant tax provisions, both at the time of initial purchase and in subsequent years.

Payment of the Certificate Fee

Payment of the Certificate Fee with proceeds from the sale of investment assets held in your Account or from the cash account may have tax consequences. You should consult a tax advisor for further information.

Qualified Certificates

The Certificate may be used with traditional Individual Retirement Accounts and Roth IRA Accounts. A Certificate may be purchased in connection with a Covered Asset Pool held under that IRA. The Certificate is not available as an Individual Retirement Annuity or Roth IRA Annuity.

The tax results for a Certificate may vary according to the terms and conditions of the IRA. No attempt is made here to provide more than general information about the use of the Certificate with an IRA. Owners of IRAs, as well as beneficiaries, are cautioned that the rights of any person to any benefits under an IRA may be subject to the terms and conditions of the IRAs themselves or limited by applicable law, regardless of the terms and conditions of the Certificate.

We may discontinue offering the Certificates to new Certificate Owners that plan to use the Certificate with IRAs. The Certificate is available only with respect to the IRA for which the Certificate is purchased.

•	The Certificate is intended for purchase by the trustee or custodian of the IRA. The Certificate is not owned by the IRA owner.

•

We are not responsible for determining whether the Certificate complies with the terms and conditions of, or applicable law governing, any IRA. You are responsible for making that determination. Similarly, we are not responsible for administering any applicable tax or other legal requirements applicable to the IRA. You or a service provider for the IRA are responsible for determining that distributions, beneficiary designations, Covered Asset Pool composition requirements, charges and other transactions under the Certificate are consistent with the terms and conditions of the plan and applicable law.

•

IRAs may be subject to required minimum distribution rules. Withdrawals from your Covered Asset Pool taken to meet required minimum distribution requirements for your IRA may be made available as an Additional Coverage Amount and, if so, do not cause an Excess Withdrawal. (See “Additional Coverage Amount.”)

•

The Certificate Fee is paid from assets in your IRA. If your IRA Account balance is insufficient to pay the Certificate Fee, the Certificate will terminate unless you are permitted to and do make additional contributions to your IRA.

Numerous changes have been made to the income tax rules governing IRAs as a result of legislation enacted during the past several years, including rules with respect to: maximum contributions, required distributions, penalty taxes on early or insufficient distributions and income tax withholding on distributions. The following is a general description of IRAs and of the use of the Certificate in connection with those accounts.

Individual Retirement Accounts

Sections 408 and 408A of the Internal Revenue Code permit eligible individuals to contribute to an individual retirement program known as an “IRA” or “Roth IRA,” respectively. These IRAs are subject to limitations on the amount that may be contributed, the persons who may be eligible and on the time when distributions must commence. In addition, distributions from certain other types of qualified plans may be placed on a tax-deferred basis into an IRA. Effective January 1, 1997, employers may establish a new type of IRA called SIMPLE (Savings Incentive Match Plan for Employees). Special rules apply to participant, contributions to and withdrawals from SIMPLE IRAs.

Tax on Certain Distributions Relating to IRAs

Distributions under a Certificate may be paid to the IRA, if permitted under the terms of the IRA, or directly to you. Distributions paid to the IRA are not in and of themselves taxable.

In the case of distributions from your traditional IRA to you, including payments to you from the Certificate, a ratable portion of the amount received is taxable as ordinary income, generally based on the ratio of your cost basis (if any) to your total accrued benefit under the IRA. Section 72(t) of the Code imposes a 10% penalty tax on the taxable portion of any distribution from IRAs. To the extent amounts are not includable in gross income because they have been properly rolled over to another IRA or to another eligible qualified plan, no tax penalty will be imposed. The tax penalty also will not apply to: (a) distributions made on or after the date on which you reach age 59 1/2; (b) distributions following your death or disability (for this purpose disability is as defined in Section 72(m)(7) of the Code); (c) distributions that are part of substantially equal periodic payments made not less frequently than annually for your life (or life expectancy) or the joint lives (or joint life expectancies) of you and your designated beneficiary; and (d) certain other distributions specified in the Code.

Generally, distributions from a traditional IRA must commence no later than April 1 of the calendar year following the year in which you attain age 70 1/2. Required distributions must be made at least annually over a period not exceeding your life (or life expectancy) or the joint lives (or joint life expectancies) of you and your designated beneficiary. The value of the Certificate is taken into account in determining, and increases, the amount of required minimum distributions. Distribution requirements also apply to IRAs upon the death of the IRA owner. If the required minimum distributions are not made, a 50% penalty tax is imposed as to the amount not distributed.

Roth IRAs, as described in Code section 408A, permit certain eligible individuals to make non-deductible contributions to a Roth IRA in cash or as a rollover or transfer from another Roth IRA or other IRA. A rollover from or conversion of a traditional IRA to a Roth IRA is generally subject to tax and other special tax rules apply. You may wish to consult a tax advisor before combining any converted amounts with any other Roth IRA contributions, including any other conversion amounts from other tax years. Distributions from a Roth IRA generally are not taxed, except that, once aggregate distributions exceed contributions to the Roth IRA, income tax and a 10% penalty tax may apply to distributions made (1) before age 59-1/2 (subject to certain exceptions) or (2) during the five taxable years starting with the year in which the first contribution is made to any Roth IRA.

Distributions may be subject to withholding for the recipient’s U.S. Federal income tax liability, although recipients who are U.S. citizens may generally elect not to have tax withheld from such payments.

Seek Tax Advice

The above description of federal income tax consequences of the different types of IRAs which may be covered by a Certificate offered by this prospectus is only a brief summary meant to alert you to the issues and is not intended as tax advice. Anything less than full compliance with the applicable rules, all of which are subject to change, may have adverse tax consequences. Any person considering the purchase of a Certificate in connection with an IRA should first consult a qualified tax advisor, with regard to the suitability of the Certificate for the IRA.

Other Tax Matters

Federal Defense of Marriage Act

The right of a spouse to continue the Certificate, and all Certificate provisions relating to spousal continuation are available only to a person who meets the definition of “spouse” under Federal law. The Federal Defense of Marriage Act currently does not recognize same-sex marriages or civil unions, even those which are permitted under individual state laws. Therefore the spousal continuation provisions of this Contract will not be available to such partners or same sex marriage spouses. Consult a tax advisor for more information on this subject.

Medicare Tax

Beginning in 2013, distributions from non-qualified annuity contracts will be considered “investment income” for purposes of the newly enacted Medicare tax on investment income. Thus, in certain circumstances, a 3.8% tax may be applied to some or all of the taxable portion of distributions (e.g. earnings) to individuals whose income exceeds certain threshold amounts ($200,000 for filing single, $250,000 for married filing jointly and $125,000 for married filing separately). Please consult a tax advisor for more information.

Annuity Purchases by Residents of Puerto Rico

The Internal Revenue Service has ruled that income received by residents of Puerto Rico under life insurance or annuity contracts issued by a Puerto Rico branch of a United States life insurance company is U.S.-source income that is generally subject to United States federal income tax.

Annuity Purchases by Nonresident Aliens and Foreign Corporations

The discussion above provides general information regarding U.S. federal income tax consequences to annuity purchasers that are U.S. citizens or residents. Purchasers that are not U.S. citizens or residents will generally be subject to U.S. federal withholding tax on taxable distributions from annuity contracts at a 30% rate, unless a lower treaty rate applies. In addition, purchasers may be subject to state and/or municipal taxes and taxes that may be imposed by the purchaser’s country of citizenship or residence. Prospective purchasers who are not U.S. citizens and residents are advised to consult with a qualified tax adviser regarding U.S. state, and foreign taxation with respect to an annuity contract purchase.

Possible Tax Law Changes

Although the likelihood of legislative changes is uncertain, there is always the possibility that the tax treatment of the Certificate could change by legislation or otherwise. Consult a tax adviser with respect to legislative developments and their effect on the Certificate. We have the right to modify the Certificate in response to legislative changes that could otherwise diminish the favorable tax treatment that annuity contract owners currently receive. We make no guarantee regarding the tax status of any Certificate and do not intend the above discussion as tax advice.

SECTION 8 - TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY

Transamerica Advisors Life Insurance Company (“TALIC”) is a life insurance company engaged primarily in the sale of insurance products. TALIC was incorporated under the laws of the State of Washington on January 27, 1986 and redomesticated to the State of Arkansas on August 31, 1991. TALIC is currently subject to primary regulation by the Arkansas Insurance Department. Prior to July 1, 2010, TALIC was known as Merrill Lynch Life Insurance Company.

TALIC is a direct wholly owned subsidiary of AEGON USA, Inc., which is an indirect wholly owned subsidiary of AEGON N.V. of the Netherlands, the securities of which are publicly traded. AEGON N.V., a holding company, conducts its business through subsidiary companies engaged primarily in the insurance business.

TALIC is currently licensed in 49 states, the District of Columbia, Puerto Rico, the Virgin Islands, and Guam.

Financial Condition of the Company

The Certificate is not a separate account product, which means that no assets are set aside in a segregated or “separate” account to satisfy our obligations under the Certificates. Any benefits paid after the Insured Event will be paid from our general account and, therefore, are subject to our claims paying ability. We issue other types of insurance policies and financial products as well, and we pay our obligations under these products from our assets in the general account.

As an insurance company, we are required by state insurance regulation to hold a specified amount of reserves in order to meet all the contractual obligations of our general account. To meet our claims-paying obligations, we monitor our reserves so that we hold sufficient amounts to cover actual or expected contract and claims payments. However, it is important to note that there is no guarantee that we will always be able to meet our claims paying obligations, and that there are risks to purchasing any insurance product.

State insurance regulators also require insurance companies to maintain a minimum amount of capital, which acts as a cushion in the event that the insurer suffers a financial impairment, based on the inherent risks in the insurer’s operations. These risks include those associated with losses that we may incur as the result of defaults on the payment of interest or principal on our general account assets, which include bonds, mortgages, general real estate investments, and stocks, as well as the loss in market value of these investments.

How to Obtain More Information. We encourage both existing and prospective Group Contract Holders and Certificate Owners to read and understand our financial statements. We prepare our financial statements on both a statutory basis and according to Generally Accepted Accounting Principles (GAAP). Our audited financial statements, as well as other information about TALIC, are provided in our Annual Report on Form 10-K (for the year ended December 31, 2010). We make our annual (10-K) and quarterly (10-Q) reports available through our website www.aegonins.com as soon as reasonably practicable after filing such material with, or furnishing such material to, the SEC. Those reports and financial statements are also available on the SEC’s website at http://www.sec.gov.

In addition, this prospectus, which constitutes part of a registration statement, does not contain all of the information set forth in the registration statement. Parts of the registration statement are omitted from this prospectus in accordance with the rules and regulations of the SEC. The registration statement, including exhibits, contains additional relevant information about us. You can read and copy any reports or other information that we file at the SEC Public Reference Room at 100 F Street, NE, Washington, DC 20549. You can obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings are also available electronically at the SEC’s website.

SECTION 9 - ADDITIONAL INFORMATION

Administration of the Certificate

We have contracted with the Third-Party Administrator to provide all services relevant to the administration of the Certificate. The Third-Party Administrator will establish and maintain the Coverage Base, calculate the Coverage Amount and Certificate Fees, and monitor the composition of a Certificate Owner’s Covered Asset Pool. If you are entitled to benefits under the Certificate, the Company will pay such benefits.

Notice

Where notice is required to be made to the Company, such notice must be in writing, signed, and received at our Administrative and Service Office. For some information or transactions, we may accept electronic notice, such as internet or telephone instructions. Such electronic notice must meet the requirements we establish for such notices.

Misstatement of Age

If the Certificate Owner’s age (or Certificate Owner’s spouse’s, if a joint life Certificate) is misstated, the benefits of this Contract and Certificate will be adjusted to what the correct age would provide. Any underpayment made by Us will be paid with the next payment. Any overpayment made by Us will be deducted from future payments. However, if the Certificate would not have been issued had such age(s) not been misstated, the Certificate will be treated as if it never existed and no benefits will be paid. In this case, we will refund any unearned Certificate Fee. Certificate Fees will be refunded (subject to any applicable Certificate Fee Adjustment on a prorated basis for the period beginning on the first day We discover the misstatement of age and ending on the last day of the Certificate quarter.

Evidence of Survival

We may require satisfactory evidence that a person is alive if a benefit payment is based on that person being alive. No payment will be made until we receive such evidence.

Suspension of Group Contract

The Group Contract Holder may suspend the Contract by giving 30 days written notice to the Company. The Company may suspend the Contact by giving the Group Contract Holder written notice. Upon receipt by the Group Contract Holder of such written notice, the Contract is immediately suspended.

During the period the Contract is suspended, the Company will no longer accept enrollment forms from prospective Certificate Owners and will stop issuing Certificates under the Contract. Such suspension will be considered irrevocable unless the Contract is restored to full force and effect by written agreement between the Group Contract Holder and the Company.

However, as of the date of suspension and thereafter, an existing Certificate Owner may continue to make Contributions into a Covered Asset Pool, subject to all terms and conditions of the Certificate.

Amendments

We may amend the Contract and any Certificate:

•	to conform to changes in applicable law or interpretations of applicable law, including, but not limited to, requirements of the Internal Revenue Code, regulations, or published rulings;

•	to add provisions required by any state insurance department, changes in legislation, judicial decree, or regulatory order.

Any changes to the Contract and/or the Certificate must be provided to the Group Contract Holder or the Certificate Owner, if applicable, in writing, signed by our President, Secretary or Vice President. No other person has authority to change or waive any provision of the Certificate. The Group Contract Holder or Certificate Owner may refuse such a change by giving us written notice, but a refusal may result in adverse tax consequences.

Entire Certificate

This prospectus described the material provisions of the Contract. The Contract and the Certificate, any amendments, endorsements or riders thereon and the group application constitute the entire contract between the Group Contract Holder, Certificate Owner and us. All statements in the enrollment form are representations and not warranties.

Assignability

General. This Contract and any Certificate issued hereunder and all applicable rights under each (such as the right to receive the benefit payments) may not be assigned or transferred without our prior written approval. We are not responsible for the validity or tax consequences of any assignment. We will not consider any request for approval of an assignment or transfer of contract rights until we receive instructions that we consider sufficient from you or any Certificate Owner and any assignee as to the desired allocation of rights under the Contract.

IRA Accounts. If a Certificate is issued in connection with or held in an IRA Account, it may not be assigned, pledged, or sold, nor may it be used as collateral for a loan or as security for the performance of an obligation.

Legal Matters

Division General Counsel for the Company, has provided legal advice on certain matters in connection with the issuance and operation of the Contract and Certificates.

Sutherland Asbill & Brennan LLP of Washington, DC has provided legal advice to TALIC regarding certain matters under the federal securities laws that relate to the Contract and Certificates.

Experts

[TO BE FILED BY AMENDMENT]

Where You Can Find More Information

This prospectus, which constitutes part of a registration statement, does not contain all of the information set forth in the registration statement. Parts of the registration statement are omitted from this prospectus in accordance with the rules and regulations of the SEC.

The registration statement, including exhibits, contains additional relevant information about us. We are subject to the informational requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and, in compliance with such laws, we file annual, quarterly, and current reports and other information with the SEC. You can read and copy any reports or other information that we file at the SEC Public Reference Room at 100 F Street, NE, Washington, DC 20549. You can obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings are also available electronically at the SEC’s website, http://www.sec.gov.

Incorporation of Certain Documents by Reference

[TO BE FILED BY AMENDMENT]

Definitions

Administrative and Service Office: Transamerica Advisors Life Insurance Company, 4333 Edgewood Road, N.E., Cedar Rapids, IA 52499-0001.

Account: The account established and maintained with a Financial Institution within which the Certificate Owner’s Covered Assets are held.

Additional Coverage Amount: In connection with IRA Accounts, the additional amount (because of minimum required distributions), if any, that the Certificate Owner may withdraw from the Covered Asset Pool in excess of the Coverage Amount in a calendar year without reducing the Coverage Amount in future years.

Annuitant: The person (persons for joint Annuitants) upon whose continuation of life annuity payments will be made.

Calculation Date: The Certificate Date and thereafter each Quarterversary.

Certificate: The individual certificate that provides coverage under the Contract issued by the Company to the Group Contract Holder.

Certificate Anniversary: An anniversary of the Certificate Date, that is used in calculating the Coverage Base and the Coverage Amount.

Certificate Contributions or Contributions: The initial Certificate Contribution is the value of the Covered Asset Pool on the Certificate Date. After the Certificate Date, but before the Lock-In Date, additional investments may be made by a Certificate Owner into the Covered Asset Pool. We refer to these as “Subsequent Contributions.”

Certificate Date: The date on which we issue the Certificate to the Certificate Owner.

Certificate Fee: The fee charged on a quarterly basis by the Company to the Certificate Owner for the benefits provided under the Certificate.

Certificate Fee Adjustment: An adjustment made to the Certificate Fee because of a Covered Asset Transfer, Subsequent Contribution, or Excess Withdrawal.

Certificate Fee Percentage: A factor used to determine the Certificate Fee. The Certificate Fee Percentage will vary and may increase or decrease based on the Certificate Owner’s Investment Profile.

Certificate Owner: The person (or persons) that purchases and owns the Certificate. This may include the beneficial owner of an IRA custodial account or such other account that may be used in connection with a tax-qualified plan. For Qualified Accounts, only a single Certificate Owner may be named.

Certificate Year: A one year period beginning on a Certificate Anniversary (or the Certificate Date) and ending the day before the next Certificate Anniversary.

Code: The Internal Revenue Code of 1986, as amended.

Company or us or we or our: Transamerica Advisors Life Insurance Company, the issuer of the Contract and the Certificate.

Contract: The group fixed contingent annuity contract issued by the Company to the Group Contract Holder and pursuant to which the Certificate is issued.

Coverage Amount: The amount that the Certificate Owner may withdraw from the Covered Asset Pool in a Certificate Year without reducing the Coverage Amount in future years. After an Insured Event, the annual amount that we will pay to the Certificate Owner (or the Surviving Spouse if a joint life Certificate), provided certain conditions are met.

Coverage Base: An amount that is used to determine the initial Coverage Amount. On the Certificate Date the Coverage Base equals the value of the Covered Asset Pool.

Coverage Percentage: The factor that the Coverage Base (or Covered Asset Pool) is multiplied by to determine the Coverage Amount. This percentage differs according to the Annuitant’s attained age (or for a joint life Certificate, the age of the younger Spouse) at the Lock-In Date and the current yield of the 10-Year United States Treasury Bond.

Covered Asset: Shares of an Eligible Asset that are purchased by a Certificate Owner for coverage under this Contract and his or her Certificate and held within an Account.

Covered Asset Pool: The total pool of Covered Assets held in a Certificate Owner’s Account at the end of any Valuation Day.

Covered Asset Transfer: The movement of money out of one Covered Asset into another Covered Asset.

Covered Person: The person (or person and his or her spouse under a joint life certificate) to whom and on whose life benefits are paid under the Certificate and Contract. The Covered Person is also referred to as the Annuitant. If there are two Covered Persons and you purchase the Certificate in connection with a Qualified Account, the difference between your ages may not be more than 10 years. To be eligible for coverage under a joint life Certificate, one of the spouses must be the owner or beneficial owner of the Account. Unless otherwise stated, the age of the Covered Person means the age of the younger Covered Person.

Eligible Asset: An investment that we designate as eligible for coverage under the Contract and any Certificate. The investments that are Eligible Assets as of the effective date of this prospectus are listed in Appendix A of the prospectus. After the Contract or any Certificate is issued, we may designate additional investments as Eligible Assets. Once we designate an investment as an Eligible Asset, we, at any time in the future, may determine that such investment is no longer an Eligible Asset.

Excess Withdrawal: Any withdrawal or transfer from your Covered Asset Pool before the Lock-In Date under a Certificate is an Excess Withdrawal. After the Lock-In Date under a Certificate, the amount of any withdrawal in excess of the Coverage Amount allowed in a Certificate Year is an Excess Withdrawal.

Financial Institution: An entity approved by us to establish and maintain an Account on behalf of the Certificate Owner. We may designate additional approved Financial Institutions, and may, for any reason, disapprove A previously approved Financial Institution.

Group Contract Holder: The entity (including a trust, if applicable) to which the Contract is issued.

Ineligible Asset: An asset that the Company has not designated as eligible for coverage under the Contract or any Certificate.

Insured Event: The date on which the value of the Covered Asset Pool is reduced to zero by other than an Excess Withdrawal. The Insured Event must occur, and other conditions must be met, before benefit payments will be paid under the Certificate.

IRA: Individual Retirement Accounts governed by Code Sections 408 (IRA) or 408A (Roth IRA).

Lock-In Date: The date the Certificate Owner establishes an initial Coverage Amount. The Certificate Owner selects the Lock-In Date. It may be no earlier than the date the Certificate Owner (or if joint life coverage is selected, the date the younger spouse) attain(s) age 60.

Maximum Total Contributions Per Certificate Owner: The maximum amount of Contributions the Certificate Owner may make to the Covered Asset Pool.

Qualified Account – An Account maintained pursuant to:

(1) An eligible retirement plan as defined in Sections 402(c)(8)(B) and 408 of the Code;

(2) A plan under Section 457(b) of the Code; or

(3) Any other plan subject to Section 401(g) of the Code.

Quarterversary: The same calendar day of each successive three month period, beginning with the Certificate Date. If the Certificate Date falls on the 29th, 30th, or 31st and there is no corresponding date in a subsequent third month, the Quarterversary will be the next day.

Required Minimum Distribution (RMD): With respect to an IRA Account, this is the minimum amount, calculated pursuant to section 401(a)(9)(A) of the Code and the regulations thereunder, that must be distributed annually to a beneficial owner of an IRA, beginning within the time period prescribed under section 401(a)(9)(C) of the Code and the regulations thereunder.

Spouse: The Certificate Owner’s spouse (husband or wife), as recognized under federal law.

TALIC: Transamerica Advisors Life Insurance Company, the issuer of the Contract and the Certificate.

TCI: Transamerica Capital, Inc., the principal underwriter of the Contracts. TCI is an affiliate of TALIC.

Third-Party Administrator: The entity with whom We have contracted to monitor the composition of a Certificate Owner’s Covered Asset Pool in accordance with our requirements.

Valuation Day: Each day the New York Stock Exchange is open for regular trading.

Withdrawal: Any withdrawal from or transfer out of the Certificate Owner’s Covered Asset Pool. All amounts deducted from your Covered Asset Pool during the term of your Certificate (including the sale, exchange, or transfer of assets from your Covered Asset Pool) are treated as Withdrawals. Dividends, capital gains and other distributions from Covered Assets that are not reinvested are also treated as Withdrawals.

APPENDIX A

[List of Eligible Assets as of the effective date of the Prospectus to be filed by amendment].

INFORMATION NOT REQUIRED IN PROSPECTUS

Other Expenses of Issuance and Distribution

The expenses in connection with the issuance and distribution of the Certificates, other than any underwriting discounts and commissions, are as follows (except for the SEC filing fee, all amounts shown are estimates):

SEC Filing Fee	$5,805
Printing and Engraving	$1,800
Legal Fees and Expenses	$50,000
Miscellaneous	$500
Total Expenses	$58,105

Indemnification of Directors and Officers

The following provisions regarding the Indemnification of Directors and Officers of the Registrant are applicable:

1. AMENDED BY-LAWS OF TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY, ARTICLE VI

Section 1. Actions Other Than by or in the Right of the Corporation. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer or employee of the Corporation, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

Section 2. Actions by or in the Right of the Corporation. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer or employee of the Corporation, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the Court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other Court shall deem proper.

Section 3. Right to Indemnification. To the extent that a director, officer or employee of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

Section 4. Determination of Right to Indemnification. Any indemnification under Sections 1 and 2 of this Article (unless ordered by a Court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, or employee is proper in the circumstances because he has met the applicable standard of conduct set forth in Sections 1 and 2 of this Article. Such determination shall be made (i) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders.

2. DIRECTORS’ AND OFFICERS’ INSURANCE

TALIC has purchased from Corporate Officers’ and Directors’ Assurance Company directors’ and officers’ liability insurance policies which cover, in addition to the indemnification described above, liabilities for which indemnification is not provided under the By-Laws. The Company will pay an allocable portion of the insurance premium with respect to such insurance policy.

3. ARKANSAS BUSINESS CORPORATION LAW

In addition, Section 4-26-814 of the Arkansas Business Corporation Law generally provides that a corporation has the power to indemnify a director or officer of the corporation, or a person serving at the request of the corporation as a director or officer of another corporation or other enterprise against any judgments, amounts paid in settlement, and reasonably incurred expenses in a civil or criminal action or proceeding if the director or officer acted in good faith in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation (or, in the case of a criminal action or proceeding, if he or she in addition had no reasonable cause to believe that his or her conduct was unlawful).

4. SECURITIES AND EXCHANGE COMMISSION POSITION ON INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of TALIC pursuant to the foregoing provisions or otherwise, TALIC has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Exhibits and Financial Statement Schedules

(a) Exhibits

1 Underwriting Agreement. [To be filed by amendment].

2 Not applicable.

3(i) Articles of Incorporation of Transamerica Advisors Life Insurance Company (Incorporated by Reference to Merrill Lynch Life Variable Annuity Separate Account D’s Post-Effective Amendment No. 11 to Form N-4, Registration No. 333-91098, Filed September 30, 2010.)

3(ii) Amended By-Laws of Transamerica Advisors Life Insurance Company (Incorporated by Reference to Merrill Lynch Life Variable Annuity Separate Account D’s Post-Effective Amendment No. 11 to Form N-4, Registration No 333-91098, Filed September 30, 2010.)

4 (i) Form of Group Fixed Contingent Annuity Contract – [Filed with Pre-Effective Amendment No. 1 to Form S-1 (File No. 333-173528) Filed on August 15, 2011].

4(ii) Form of Fixed Contingent Annuity Certificate. [Filed with Pre-Effective Amendment No. 1 to Form S-1 (File No. 333-173528) Filed on August 15, 2011].

4(iii) Form of Enrollment Form. [Filed herewith].

5 Opinion as to the Legality of securities being registered. [To be filed by amendment].

6 Not applicable.

7 Not applicable.

8 Opinion re tax matters. [Filed as Exhibit 23(i)].

9 Not applicable.

10 Material Contracts. [Filed with Pre-Effective Amendment No. 1 to Form S-1 (File No. 333-173528) Filed on August 15, 2011].

11 Not applicable.

12 Not applicable.

13 Not applicable.

14 Not applicable.

15 Not applicable.

16 Not applicable.

17 Not applicable.

18 Not applicable.

19 Not applicable.

20 Not applicable.

21. Subsidiaries of the registrant. [Filed with Initial Filing to Form S-1 (File No. 333-173528) filed on April 15, 2011].

22 Not applicable.

23(i) Consent of Darin Smith, Division General Counsel and Vice President. [To be filed by amendment].

23(ii) Consent of Sutherland Asbill & Brennan LLP [To be filed by amendment].

23(iii) Consent of Independent Registered Public Accounting Firm – [To be filed by amendment].

24 Power of attorney – [Filed with Pre-Effective Amendment No. 1 to Form S-1 (File No. 333-173528) Filed on August 15, 2011].

25 Not applicable.

26 Not applicable.

27-101 Not applicable.

(b) Financial Statements meeting the requirements of Regulation S-X – [To be filed by amendment].

Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of TALIC pursuant to the foregoing provisions or otherwise, TALIC has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Cedar Rapids and State of Iowa, on this 26th day of September, 2011.

TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY Depositor

*
Thomas A. Swank
Director and President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

*	Director and President	, 2011
Thomas A. Swank

* Robert R. Frederick	Director and Senior Vice President	, 2011

* John T. Mallett	Director and Vice President	, 2011

* Frank A. Camp	Director, Senior Vice President, Group General Counsel and Secretary	, 2011

* Eric J. Martin	Director, Chief Financial Officer, Treasurer, Corporate Controller and Vice President	, 2011

/s/ Darin D. Smith *Darin D. Smith	Vice President, Assistant Secretary and Division General Counsel	September 26, 2011

* By Darin D. Smith — Attorney-in-Fact pursuant to Powers of Attorney filed herewith.

Registration No.

333-173528

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

EXHIBITS

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EXHIBIT INDEX

Exhibit No.	Description of Exhibit	Page No.*

4(iii)	Form of Enrollment Form

*	Page numbers included only in manually executed original.